Exhibit 10.16

Loan Agreement

dated December 2, 2020

between:	Actelis Networks Israel (Pty) Ltd. Co. No: 512703737 the address of which for the purposes of this Agreement: 25 Basle St., Petach Tikva, Israel (“the Borrower”) The First Party;
and:	Migdalor Business Investment Fund Limited Partnership Partnership No: 540279825 of 7 Gazit Street, Petach Tikva, Israel (hereinafter: “the Lender”) The Second Party

Whereas:	The Borrower is a company that, inter alia, develops and markets technologies for the fast broadband communications networks (including hybrid communication systems);
and whereas:	The Borrower has approached the Lender and requested that it grant it credit (as defined below) subject and pursuant to the provisions detailed in this Agreement and in the other financing documents;
and whereas:

After the Lender had conducted a suitable examination to its satisfaction and pursuant to the Borrower’s affidavits and its commitments in the framework of the financing documents (as defined below) it has agreed to extend the credit to the Borrower subject and pursuant to the provisions detailed in this Agreement and in the other financing documents;

therefore the Parties have agreed upon, declared and conditioned the following:

1.	Preamble and Interpretation

1.1	The preamble to this Agreement and its Appendices constitute an integral part hereof.

1.2	The headings to the sections of the Agreement and the division of the Agreement into sections is for convenience sake. They do not constitute a part of the Agreement and they should not be given any meaning for the purposes of interpreting this Agreement and any of its provisions.

1.3	In this Agreement the plural case – also means the singular and vice versa; anything stated in the male gender – means also the female gender and vice versa; everything stated in relation to a person – also means a corporation and vice versa.

1.4	All the Parties’ presentations and commitments pursuant to this Agreement are intended to supplement one another and, in any event they do not contain anything to derogate from one another.

1.5	The term “ including” means: “including but without derogating from the aforementioned generality.” The term “and included in this” means: “and included in this, but without derogating from the aforementioned generality.”

1.6	Any document or authorization that the Borrower must furnish to the Lender pursuant to the financing documents and that is not attached as an Appendix to this Agreement or to the other financing documents, must only be in the format and content that was approved in advance by the Parties.

1.7	The drafts that preceded signing this Agreement shall not be acceptable as evidence in any litigation or quasi litigation and shall not be heard for interpreting this Agreement or for any other matter.

1.8	Reference to this Agreement or to a specific provision in this Agreement or to any other document whatsoever (including a specific instruction in another document as aforementioned), must be interpreted as reference to this Agreement, the aforementioned instruction or to the said other document (including a specific instruction) as if they are in force at that time and from time to time and as they were amended, changed or supplemented by an addition to them, from time to time, pursuant to their conditions or according to the matter, with the agreement of the relevant Parties, everything subject to the fact that that amendment or change was executed pursuant to the provisions in this Agreement or the instructions of that other document, according to the matter.

1.9	Any reference in this Agreement to any law whatsoever, including the Contracts Law, Companies Law, Pledges Law, Interpretation Law means that law as is when signing this Agreement and as they shall be amended from time to time, including any judgment that replaces it.

1.10	The terms “day,” “month” and “year” will be included in a calendar according to the Gregorian calendar, unless explicitly stated otherwise.

2.	Definitions

Unless any other intention is understood from the content of matters or there link, in this Agreement the following expressions shall have the meaning listed next to them, as follows:

“Authorization”	Any authorization, waiver, notice, license, exemption, mandate, permission, right of use, concession or order, and any approval, agreement or permission required and/or that is given by a government authority as defined below (in Israel or overseas), pursuant to any law and/or pursuant to any agreement.

“Means of control”	According to the meaning of this term (however used) in the Securities Law.

“(the) Guarantees “	as detailed in Section 12 of this Agreement.

“Bank Mizrahi”	Bank Mizrahi Tefahot Ltd.

“Interested Party”	Pursuant to the meaning of this term (however used) in the Securities Law.

“Official Officer”	A Liquidator, Trustee, Receiver, Activating Receiver, Special Manager, Expert or any officer or any other similar office bearer who has been appointed in relation to any dissolution proceedings whatsoever and all whether by temporary appointment or permanent appointment, whether the appointment was made pursuant to this Agreement and whether the appointment was made pursuant to any law, whether the appointment was made by a Court, by a government authority and/or a statutory entity and whether by any other way, whether in Israel or overseas.

“Withdrawal request”	A withdrawal request in the phrasing of Appendix 3.1.4 to this Agreement, in the framework of which the Borrower requests extending the credit to it pursuant to this Agreement and subject to its provisions.

“Entity”	Any person, company, partnership (whether registered or not), cooperative association, association, corporation, joint venture, business, organization, state, local authority or other governmental authority and any other entity, all whether in Israel or overseas.

“Associated Entity”	According to the meaning of the term “Associated Company” (however used) in the Securities Law with the mandatory changes.

“Financial Statements”	The audited financial statements as prepared from time to time in relation to any entity whatsoever, prepared pursuant to the generally accepted accounting principles, which, inter alia, include a balance sheet, profit and loss statement, cash flow statement, statement on changes in equity and notes for each of the aforementioned financial statements and any additional report and/or note to report that is required by the competent government authorities and/or by virtue of the generally accepted accounting principles as shall apply from time to time.

“Law”	As defined in the Interpretations Law, 5741 – 1981 and any legislation, law, regulation, rule, ordinance, decision, verdict, official order, judgmental order, ordinance, instruction, demand or binding request and in relation to all the aforementioned – of a government authority, all as shall apply to the relevant entity and that shall be in force from time to time and as shall be amended, changed or replaced.

“Holding”	According to the meaning of this term (however used) in the Securities Law.

“(the) Credit”	The loan in the principal sum of NIS 16,750,000 (sixteen million seven hundred and fifty thousand new shekels) (hereinafter: “the first credit”), subject to the Borrower’s option to increase the credit by another NIS 3,350,000 (three million three hundred and fifty thousand new shekels) as detailed in Section 4.2.3 (hereinafter: “the additional credit”). Thus, the maximum total of the loan will be NIS 20,100,000 (twenty million one hundred thousand new shekels). (The sum of the credit that will actually be extended to the Borrower shall be called hereinafter: “the credit principal”), which will be extended to the Borrower by the Lender on the date of extending the credit as detailed in this Agreement.

“Owners Loans”	Any sum given or extended to the Borrower in any manner and way whatsoever, whether directly or indirectly, by any of the Shareholders of the Borrower and/or by any entity associated with the Borrower and/or with the Shareholders in the Borrower and/or by a relative of any of the aforementioned and any of whom have a right to receive it back from the Borrower (whether if the principal sum and whether with the addition of linkage differentials and/or interest), whether currently or in the future, including a loan that was extended to the Borrower by the entity as aforementioned and/or a capital note and/or promissory note that the Borrower made to the order of that entity and/or that was furnished by the Borrower as aforementioned to that entity, including, according to the owners loans documents and/or capital notes.

“Legal Proceedings”	Proceedings with any legal force whatsoever, including administrative proceedings, arbitration and mediation proceedings, regulatory proceedings, proceedings adopted by government authorities, realization proceedings, execution Court proceedings, imposing attachments and receivership proceedings, all whether they are conducted in Israel and/or overseas.

“Agreement”	Any written and/or oral agreement and/or understanding between any party whatsoever, including in the framework of an agreement, contract, memorandum of understanding, memorandum of principles, written undertaking or any other document whatsoever with any legal relevance whatsoever.

“Material agreement”	The agreements detailed in Appendix 10.17 to this Agreement.

“This Agreement”	This Agreement including all its Appendices, attachments and accompanying documents, as shall be amended and/or changed and/or completed from time to time (subject to its conditions).

“Expected breach”	An expected breach will occur if a Party to the Agreement discloses its opinion not to comply with the Agreement, or it appears, under the circumstances of the matter, that it will not be able to or will not want to comply with it, according to the meaning of this expression in the Contracts Law.

“Linkage differentials”	Any sum added to another sum as a result of linkage to an Index.

“Material detrimental effect”	Any cause or circumstances that have or are likely to have a material detrimental effect on one or more of the following details:

(a) The Borrower’s business or financial status;

(b) the Borrower’s ability to comply with and execute its commitments pursuant to the financing documents to which it is a Party fully and punctually;

(c) The rights, remedies and reliefs imparted on the Borrower pursuant to the financing documents and any law, including in relation to the guarantee extended to the Lender pursuant to the financing documents; and

(d) The validity and enforceability of any of the financing documents.

“Collateral Right”	Any encumbrance, whether fixed or floating), lien, bond, mortgage, attachment, right of lien, right of setoff, conditional sale, assignment by way of encumbrance or other arrangements of any kind that guarantee the liability of any entity and/or that are intended to impart collateral for any debt whatsoever on any entity, including a commitment not to create collaterals as aforementioned (negative encumbrance) all whether in Israel or overseas.

“Financial debt”	Regarding any entity, a liability of that entity that derives from any one of the following, including a contingent debt:

(a) Credit, loan, any financing whatsoever and/or debt balance at a bank or institutional entity or any other entity whatsoever and/or sums that were raised in any other manner whatsoever;

(b) Taking a liability or any financial debt whatsoever, including via extending collateral, extending a guarantee, a commitment to indemnify or similar other commitment, issuing a bond, issuing a note or issuing a similar document or via assignment and/or any other manner whatsoever;

“Permitted financial debt”	Any one of the following financial liabilities:

(a) Financial indebtedness vis-à-vis the Lender according to and pursuant to the financing documents;

(b) the Borrower’s financial debt vis-à-vis the banks in Israel (hereinafter: “the banks”) or subject to the fact that no encumbrances were created in favor of the banks for the aforementioned financial indebtedness, apart from the encumbrances existing on the date of signing this Agreement pursuant to the details in the Lender’s Registrar of Companies report.

“Subsidiary”	Any entity over which the relevant entity is a controlling shareholder, whether directly or indirectly.

“Breaching Company”	According to the meaning of this term (however used) in the Companies Law.

“The debt”	The unpaid balance of the credit (principal) with the addition of the interest that it bears and any other payment that the Borrower shall owe to the Lender pursuant to the financing documents, as shall be from time to time, including arrears interest, linkage differentials, payment for the auditing and inspection, rate differentials, commissions, additional payments and rights to the Lender as detailed in this Agreement, refund of expenses, expenses of exercising collateral that was given and that shall be given to the Lender, payment for legal fees, consultants pursuant to the provisions in the financing documents, an official functionary pursuant to the instructions in the financing documents and any payment of any kind and type whatsoever that shall be owing to the Lender from the Borrower and all as detailed in the financing documents, whether directly or indirectly, conditionally or in any other manner, including in any event in which reference is to a future debit that is not yet due and/or a contingent debits and the conditional conditions for its payment has not yet occurred.

“The Companies Law”	The Companies Law, 5759 – 1999 and any regulations, ordinances and rules issued by virtue of it.

“The Contracts Law”	The Contracts (Remedies in view of Breach of Contract) Law, 5731 – 1970 and any regulations, ordinances and rules issued by virtue of it.

“The Pledges Law”	The Pledges Law, 5727 – 1967 and any regulations, ordinances and rules issued by virtue of it.

“The Interpretations Law”	The interpretations Law, 5741 – 1981 and any regulations, ordinances and rules issued by virtue of it.

“The Insolvency Law”	The Insolvency and Economic Rehabilitation Law, 5778 – 2018.

“The Securities Law”	The Securities Law, 5728 – 1968 and any regulations, ordinances and rules issued by virtue of it.

“Distribution”	According to the meaning of that term (however used) in the Companies Law and any payment relating to the owners loans, whether payment of principal, interest, linkage to the Consumer Price Index or other; any payment relating to the Borrower’s equity’ redemption of the Borrower’s capital; extending loans, collateral and any other financing, from the Borrower in favor of its Shareholders; payment of management fees, salaries, consultation fees, commissions or any other payment of any kind and type whatsoever paid by the Borrower to any associated entity, shall be termed as shall be and all whether in Israel or overseas.

“The Borrower’s Account”	Details of the Borrower’s account as furnished in writing to the Lender by the Borrower with attachment of confirmation of managing the account.

“The designated Account”	A new bank account for the Borrower that will be opened at a bank in Israel in which the only authorized signatories will be the Lender’s representatives and the Borrower’s representative and their signature together will bind the Borrower in any transaction relating to the bank account (including cash transfers)

“The Lender’s Account for Crediting”	Any account the details of which will be furnished by the Lender.

“Business Day”	Any day excluding: (a) Days established by the Inspector of Banks as days on which there is no banking business which are Saturday, sabbatical days, the two days of New York, Yom Kippur eve and Yom Kippur, the first and Shemini Atzeret od Succoth, Purim, the first and seventh day of Pesach, Independent Day, Shavuoth, the 9th of Av; (b) any other day other than those listed in Section (a) established by the Inspector of Banks as a day in which there is no banking business; (c) A day on which the branches of most of the banks in Israel (or most of them) are closed to the public for business purposes.

“The Basis Index”	The Consumer Price Index for October 2020 (as published on November 15, 2020).

“The Index” or “the Consumer Price Index”	The Price Index known as the Consumer Price Index, which includes fruit and vegetables, published by the Central Bureau of Statistics and Economic Research in Israel and which includes that Index even if it is published by another government Institute and includes any official Index that replaces it, whether structured with the same data according to which the existing Index is structured or not. If it is replaced by another Index that is published by an entity or Institute as aforementioned and that entity or Institute is not establish the ratio between it and the replaced Index, the ratio will be established by the Central Bureau of Statistics and, should that ratio not be established as aforementioned, the Lender, on consultation with economic experts to be appointed by it, the Lender will establish the Index rate (if not published) and/or the ratio between the aforementioned Index and the replaced Index.

“The Date for Extending the Credit”	The date on which the credit will be extended to the Borrower pursuant to the provisions in this Agreement, which will occur after receiving the Lender’s approval of the withdrawal request and the presence of all the conditions precedent specified in this Agreement (should there be any). In the event in which the credit is extended to the Borrower in a number of payments (stages), the date of the first payment (stage A) will be considered as the “credit extending date.

“The Final Payment Date”	The date on the termination of 84 (eighty four) months from the date of extending the credit (or the first part of the credit, if the credit is extended in a number of payments) on the day in the month in which the credit extending date occurred.

“(the) Lender “	The Lender and any other entity that joins, after the date of signing this Agreement as a Party to this Agreement as a Lender (pursuant to its conditions) and apart from anyone who has ceased to be a Party to this Agreement as a Lender (pursuant to its conditions).

“The Collateral Documents”	As this term is defined in Section 12 of this Agreement

“the Borrower’s Incorporation Documents”	The certificate of registration, Articles of Association and the other valid and updated incorporation documents of the Borrower as at the date of signing this Agreement.

“The Financing Documents”	Any of the following documents:

(a) This Agreement, including all its Appendices, attachments and accompanying documents as shall be amended and/or changed and/or completed from time to time;

(b) Any of the collateral documents.

“Breach Event”	Any one of the events and circumstances detailed in Section 15 of this Agreement.

“Officer”	According to the meaning of this term (however used) in the Company’s Law

“(the) Encumbered Assets”	Any asset or right that is subject to the collateral from time to time pursuant to the collateral documents.

“Clear and Released”	Clear, free and released of any debt, collateral rights, attachment, sequestration, lien, condition for preserving ownership, trust, preference right, joinder right, right of setoff, right of refusal, option and any other or additional third party right, of any kind and type whatsoever.

“On the basis of full dilution”	On the basis of an assumption that all the convertible securities and all the guarantees to a security as aforementioned, options, convertible capital notes, convertible debts of any kind and type whatsoever exercised or (according to the matter) fully converted.

“Personal Interest”	According to the meaning of this term (however used) in the Companies Law.

“Transaction”	According to the meaning of this term (however used) in the Companies Law.

“Interested Party Transaction”	Any of the following: (a) Any transaction (according to the meaning of this term (and all its changes) in the Companies Law) that are subject to the Seventh Schedule of the Sixth Part of the Companies Law; and (b) any transaction and/or agreement and/or commitment whatsoever and/or granting of any benefit whatsoever between and/or by any entity whatsoever and/or to the benefit of (according to the matter): (1) Shareholders of the aforementioned entity, interested parties of the aforementioned entity, an entity associated with the aforementioned entity, an officer in the aforementioned entity and a relative of the aforementioned entity, an interested party in the aforementioned entity or officer in the aforementioned entity; (2) A Shareholder and/or interested party and/or associated entity and/or officer and/or relative of any of those detailed in Subsection (b)(1) in this aforementioned definition.

“Dissolution”	Must be interpreted as including proceedings for dissolution (voluntary or forced) for bankruptcy, liquidation, erasure, a creditors arrangement, receivership, reorganization, freezing of proceedings, convalescence, for a debt arrangement, for granting a management order, for appointing an official functionary, for protection against creditors or other remedies resulting from these, including any other identical or similar proceedings pursuant to the Insolvency and Economic Rehabilitation Law, 5778 – 2018; pursuant to the Companies Ordinance, 5743 – 1983; pursuant to the Companies Law, pursuant to the Pledgors Law, pursuant to the Execution of Court Orders Law, 5727 – 1967, pursuant to the regulations regulated by virtue of these laws and any legal proceedings similar to them, in Israel and overseas.

“Relative”	According to the meaning of this term in the Company’s Law.

“Interest”	As this term is defined in Section 5.1 of this Agreement.

“Arrears Interest”	As this term is defined in Section (Error reference source not found) of this Agreement.

“Government Authority”	Any Authority or government entity whatsoever whether in Israel and overseas, including the Law courts and any other Court, including the following entities: The Commissioner of the Capital Market, Insurance and Savings, the Inspector of Banks, the Bank of Israel, the Restraint and Trade Authority, the Tax Authorities and the Company’s Authority and/or any other similar entity overseas.

“Structure Change”	In relation to any entity, any of the following actions and transactions, in Israel or overseas: (a) A merger or split (in the sense of these terms in Part e2 Of the Income Tax Ordinance [New Version] or in the Companies Law or in any instruction of the law that replaces them) (including combination and reorganization) and any action, the results of which are similar and executing any action and/or transaction pursuant to any parallel or similar instruction pursuant to any other law; (b) allocation and/or issue of shares and/or means of control and/or securities and/or any other rights whatsoever and/or bonds (capital and/or that arrange financial indebtedness), whether through a private issue or an issue to institutional investors, whether via an initial public offer or an additional public offer and whether via expanding a bond series and changing the rights attached to shares, means of control or securities, splitting shares, means of control or securities and changing the class of shares, means of control or securities and any action the results of which is similar and executing any action and/or transaction pursuant to any parallel or similar instruction pursuant to any other law; (c) Any action (including allocation and/or sale and/or issue of shares) the results of which is a change in control in that entity; (d) The sale and/or transfer and/or acquisition of the major business operations of that entity; (e) Adopting a decision and/or submitting a request and/or adopting proceedings for changing a name and/or erasure from the Registrar Companies register or from any other mandatory official register pursuant to any law and/or for transferring and/or changing the business location and/or for dissolution and/or voluntary dissolution and any action with similar results and executing any action and/or transaction pursuant to any parallel or similar instruction pursuant to any other law; (f) Adopting a decision and/or submitting a request and/or adopting debt arrangement proceedings and/or executing a creditors arrangement and/or compromise and/or freezing of proceedings and/or merger and/or change in the structure and any action with similar results and executing any action international transaction pursuant to any parallel or similar instruction pursuant to any other law; and (g) Adopting a decision and/or making a commitment to execute any of the aforementioned actions and/or transactions.

“Control”	However used according to the meaning of this term (however used) in the Banking (Licensing) Law, 5741 – 1981.

“Conditions Precedent”	The conditions precedent detailed in Section 3 of this Agreement.

“Actelis”	ACTELIS NETWORKS INC.

3.	Conditions Precedent

3.1	Without derogating from any other conditions in this Agreement, the validity of this Agreement, including the Lender’s commitments to extend credit to the Borrower are conditional on the fact that, at the date of extending the credit, all the following conditions precedent exist cumulatively to the Lender’s full satisfaction.

3.1.1	all the presentations detailed in the financing documents and their appendices (including those detailed in Section 10 of this Agreement), are correct, accurate and complete to the best of the Borrower’s knowledge as at the date of extending the credit and the Borrower must provide the Lender with signed confirmation by the Borrower’s CEO as to the correctness and completeness of the presentations detailed in the financing documents and their Appendices as at the date of extending the credit, in the format to be agreed upon between the Parties and which must be to the Lender’s satisfaction.

3.1.2	No breach event has occurred, there is no expected breach and extending the credit will not cause any breach event or expected breach to occur.

3.1.3	The collateral documents detailed in Section 12 in the format to be agreed upon between the Parties and which must be to the Lender’s satisfaction, have been legally signed by the Parties to them.

3.1.4	The Borrower must furnish the Lender with a Guarantee Letter signed by Actelis in the format to be agreed upon between the Parties and which must be to the Lender’s satisfaction.

3.1.5	The Borrower must furnish the Lender with an irrevocable request to extend the credit in the format to be agreed upon between the Parties and which must be to the Lender’s satisfaction, signed by the Borrower.

3.1.6	A Letter of Intent was received from Bank Mizrahi, which shall not exceed NIS 10,050,000 (ten million and fifty thousand new shekels) with the addition of a sum for an early settlement commission, in the format that shall be to the Lender’s satisfaction (and at the Lender’s sole discretion), which has been updated to the date of extending the credit (hereinafter: “the Letter of Intent”).

3.1.7	The Borrower has received approval for encumbering the Borrower and Actelis’ intellectual property (to the extent required) from the Innovations Authority, as detailed in Section 12, in favor of the Lender.

3.1.8	Actelis has received authorization from the Small Business Administration (from which Actelis received and aid loan during the Covid 19 pandemic), if necessary, to register the encumbrances in United States, as detailed in Section 12.

3.1.9	The Borrower must furnish the Lender with a Disclosure Appendix (Appendix 10 to this Agreement) in which the content and details are to the Lender’s satisfaction (at the Lender’s sole discretion). To obviate any doubt, when signing the Agreement prior to furnishing the Lender with this Appendix and if the disclosure that will be given by the Lender in this Appendix and/or the content in shall not be to the satisfaction of the Lender and is not approved by the Lender, for any reason whatsoever, then this condition precedent shall not be deemed to be a condition precedent that exists.

3.1.10	The Lender has been furnished with confirmation from the bank of the fact that the designated bank account, as defined above, has been opened, when the only authorized signatories in the bank account as aforementioned will be the Borrower’s representative and Migdalor’s representative.

3.1.11	There are no impediments and/or restrictions and/or prohibitions pursuant to any law and/or agreement and/or imposed by a government authority and/or by virtue of any judicial order or decision whatsoever to extending the credit and to the Lender’s engagement in this Agreement and in the other financing documents.

3.1.12	No cause or circumstance have arisen that contain or could contain a material detrimental effect.

3.1.13	Minutes of the Borrower’s competent organs have been furnished that authorize the Borrower’s engagement in this Agreement and the Borrower’s engagement in the collateral documents and executing all the commitments included therein and that authorize the signatories on these documents to sign in the name of the Borrower and, with the attachment of an Atty. at Law’s authentication of the legal signature of the Company’s authorized signatory on this Agreement and pursuant to the resolutions, as provided at the bottom of this Agreement.

3.1.14	Extending the credit has been approved by the Lender’s Board of Directors.

3.1.15	The Borrower furnished the Lender with a standing order signed by the Borrower’s bank for arranging the loan repayments payments as detailed in this Agreement and to the Lender’s satisfaction.

3.2	Immediately after signing this Agreement, the Parties will adopt all the necessary measures for the existence of the conditions precedent as aforementioned and, each Party will do its utmost for the existence of all the conditions precedent imposed on him., If, despite the Parties’ efforts by December 31, 2020, (or any date later than this agreed upon by the Parties), all the conditions precedent do not exist as detailed in Section 3.1 above, and apart from an event in which the Lender notified the Borrower that the Lender waives the existence of any of the conditions detailed in Section 3.1 above, to the full satisfaction of the Borrower – then this Agreement and the other financing documents (apart from Section 19 in this Agreement) will be null and void. If this Agreement and the other financing documents are annulled as aforementioned, in view of circumstances that are not dependent on the Lender and/or anyone on its behalf, the Borrower must pay the Lender on the date of annulling this Agreement as aforementioned half of the legal expenses specified in Section 8 below and neither of the Parties and/or anyone on their behalf shall have any claim, allegation or demand vis-à-vis the second Party, the officers in them, their employees, consultants, representatives and Attorneys and anyone else working on their behalf in relation to this Agreement, the other financing documents and their annulment as aforementioned and the Parties hereby absolutely and finally waive any claim, allegation or demand as aforementioned. On the aforementioned, if a condition as provided in Section 3.1.7 (approval of the Innovations Authority) does not exist by December 31, 2020 (despite the Borrower’s efforts) then, up to the existence of all the other conditions precedent (the earlier between the two) the Lender shall be entitled to delay the date for the existence of the aforementioned condition and, in this case, the following provisions shall apply:

a.	The credit principal will be extended to the Borrower pursuant to the provisions in this Agreement.

b.	The Borrower shall not be entitled to release any sum from the designated account until the existence of the aforementioned condition in Section 3.1.7 and registration of an encumbrance on the intellectual property.

c.	The Borrower undertakes to complete the aforementioned condition in Section 3.1.7 (and accordingly registration of an encumbrance on the intellectual property Results, no later than 60 days from the date of signing this Agreement or 30 days from the existence of all the other conditions precedent specified in this Agreement (whichever is the earlier).

3.3	The Lender shall be entitled (but not obligated) to waive the existence of any of the conditions precedent detailed in Section 3.1 and to condition the waiver of any condition whatsoever. It is hereby clarified that providing a waiver as aforementioned contains nothing to obligate the Lender to provide a waiver as aforementioned in other instances.

4.	The Credit

4.1	The Purpose of the Credit

The Borrower shall be entitled to use the credit in the following manner:

4.1.1	Firstly, for the purposes of settling the unpaid balance of sums that the Borrower owes to Bank Mizrahi pursuant to the Letter of Intent, as detailed in Section 4.2.1.1 below.

4.1.2	The rest for the Borrower’s purposes subject to the details in Section 4.2.6 and complying with the financial criteria.

4.1.3	The credit will not be used for the purposes of a distribution in any manner and in any instance.

4.2	Extending the Credit

4.2.1	Subject to the fact that all the conditions precedent existed in their entirety pursuant to the provisions in Section 3 of this Agreement to the Lender’s satisfaction and subject to the fact that no breach event has occurred, there is no anticipated breach and extending the credit will not result in the occurrence of a breach event or anticipated breach, the Borrower will extend the first credit within 7 business days from the date of furnishing the credit request by the Borrower or within 7 business days from the date of the existence of all the conditions precedent as aforementioned (the laser between the two) and in the following manner:

4.2.1.1	Firstly, the sum specified in the Letter of Intent will be provided, which will be paid directly to Bank Mizrahi pursuant to the bank account details appearing in the Letter of Intent (hereinafter: “the Stage 1 Payment”).

4.2.1.2	Secondly, within 7 days from the existence of all the conditions mentioned below or within 7 days from the date of the Stage I Payment (whichever is the later), the balance of the credit sum will be extended to the Borrower, in a transfer to the designated account (hereinafter: “the designated Account Funds”).

a.	Removal of all the existing collateral for Bank Mizrahi (in Israel and the US), apart from the deposits encumbered with a specific encumbrance in favor of Bank Mizrahi on the date of signing this Agreement (as detailed in the Registrar of Companies print out on the date of signing this Agreement).

b.	Registering all the collateral stated in Section 13 in the relevant registers as detailed below in a manner that, regarding encumbrances in Israel – the aforementioned encumbrances were legally submitted for registration at the Registrar of Companies and the Patents Register in Israel and the Borrower furnished the Lender with the signed encumbrances as aforementioned with the attachment of confirmation of submitting them for registration at the Registrar of Companies and the Patents Register in Israel. Regarding the encumbrances in the US – Statute three confirmation was furnished to the Lender that proves registration of the encumbrance in the mandatory relevant registers as aforementioned.

c.	The Lender was furnished with confirmation of executing the registration of the encumbrances in the US as aforementioned by an American attorney.

4.2.2	The actual date on which the Lender will extend the Stage 1 Payment as aforementioned in Section (Error! The reference source not found) above will be deemed to be the date of extending the credit for the purposes of this Agreement and the other financing documents.

4.2.3	Despite the aforementioned, if the Borrower furnishes the Lender with a full credit request signed as required, in relation to the additional credit (as defined above) and this, by March 1, 2021 and no later than that date), the Lender will extend the additional credit to the Borrower within 7 business days from the date of furnishing the additional credit request (and subject to the full existence of the conditions precedent by that date).

4.2.4	The interest for all the credit (both the Stage I Payment and the designated account funds) must be paid as of the earlier date between the two following dates:

a.	The date of extending the Stage I Payment.

b.	January 1, 2021 (this even if the Stage I Payment and/or the designated account funds have not yet been extended).

4.2.5	All the costs and commissions that apply for executing the aforementioned payments in Section 4.2, including the costs of transferring the payment etc., shall apply to the Borrower exclusively and they constitute a part of the credit.

4.2.6	Release of Funds from the Designated Account

4.2.6.1	For the purposes of this Section:

“EBITDA” – The annual accumulated sum of the net earnings on neutralizing interest expenses, financial expenses, tax expenses, depreciation on fixed property and amortization of other assets.

To obviate any doubt, one-time revenues and expenses, which do not reflect the Borrower’s normal course of business, for example but not limited to: gains/losses from evaluating real estate for investment, capital gains/losses and gains/losses from revaluing options to employees, will not be included in the EBITDA.

In 2022, subject to the individual approval of the Lender, the EBITDA used for the purposes of examining the Borrower’s compliance with the various conditions detailed below, will be amended so that new expenses that were expended by the Company during that period in order to result in gross (such as employing additional sales personnel etc.) will be added to it (i.e. they will not be neutralized).

“The cover/debt ratio” – The result received from dividing the balance of the credit principal as shall be from time to time, by the normalized annual EBITDA (as defined below). Despite the aforementioned for the purposes of calculating the cover/debt ratio, the balance of the funds in the designated account (at that date) and the withdrawal sum for increasing inventory as detailed in Section 4.2.6.3a below, will be deducted from the credit principal balance.

“Current assets” – The total of the balance sheet entries – cash and cash equivalents, accounts receivable, trade receivables and inventory as appear in the Company’s books.

4.2.6.2	The authorized signatories in the designated account must transfer the designated account funds (or a part of them) to the Borrower’s account pursuant to the conditions and dates detailed in this section below.

4.2.6.3	During 2020-2021 –

4.2.6.4	“Withdrawal for increasing current inventory” – Pursuant to the Borrower’s request, the Lender will not refuse an accumulated withdrawal from the designated account of up to $0.5 million (half a million United States dollars) for the purposes of increasing the Borrower’s current inventory based on the following equation:

If the finished product inventory supply forecast from the Borrower’s inventory suppliers in each calendar quarter (“the expected quarterly supply “) exceeds $700 thousand, the Borrower shall be entitled to withdraw the difference between the expected quarterly supply (as appears in the Borrower’s inventory management system reports) and $700,000 from the designated account, up to and accumulated withdrawal of $500 thousand (hereinafter: “the withdrawal for increasing current inventory”).

If the Borrower has used the withdrawal for increasing current inventory, the Borrower must return the money for the withdrawal for increasing current inventory to the designated account if the expected quarterly supply (as appears in the Borrower’s inventory management system reports) (hereinafter: “repayment of the inventory withdrawal”) is lower than $700 thousand with the addition of the sum of the Borrower’s inventory withdrawals up to that date. The Borrower shall be entitled to again withdraw from the designated account in the event in which the Borrower’s expected quarterly supply returns to being no less than the current inventory withdrawal (executed up to the examination quarter), if it is withdrawn in addition to $700 thousand..

The aforementioned mechanism in the section must be repeated every quarter.

The Borrower shall be entitled to present an inventory acquisition program at the beginning of each quarter and can, pursuant to it execute inventory withdrawals pursuant to Section 4.2.6.4 above.

a.	“Withdrawal for backlog orders and deferred revenues” – The Lender will not refuse a withdrawal from the designated account in the sum equal to 40% of the following sums (1) the Borrower’s “open” orders (pursuant to binding agreements of the Borrower with its customers) that have not yet been supplied by the Borrower to its customers (hereinafter: “the backlog orders”) and (2) the Borrower’s deferred revenues pursuant to the Borrower’s binding service contracts/agreements with its customers (as detailed in the Borrower’s quarterly report (hereinafter: “the deferred revenues”). As at September 30, 2020 sum of the Borrower’s backlog orders and the deferred revenues were a backlog of $1086 thousand and deferred revenues of $784 thousand.

b.	Furthermore, pursuant to the Borrower’s request, the Lender will not refuse withdrawal from the designated account in a sum equivalent to an additional 50% of the Borrower’s deferred revenues (in addition to the aforementioned – a total of 90% of the deferred revenues) (hereinafter: “the additional deferred [revenue] withdrawal”).

c.	If it becomes clear in the framework of the Borrower’s financial statements or its reports in the framework of this Agreement (including the quarterly reports), that the Borrower’s quarterly EBITDA (pursuant to the report to be prepared for the last quarter of 2020 and for each of the quarters January-March, April-June, July the and September, October-December, in 2021), is lower than $250,000 (two hundred and fifty thousand US dollars) per quarter as aforementioned (hereinafter: “the exceptional quarter” and “the exceptional quarter event”) the Borrower undertakes the following:

(1)	To return the withdrawal for additional deferred revenue, as detailed in Section b above, to the designated account (hereinafter: repayment of the deferred revenue withdrawal”).

(2)	To return the difference between: (1) the sum of the debt less the sums in the designated account, less the withdrawal for increasing the current inventory and (2) the Borrower’s normalized annual EBITDA (as defined below) multiplied by 2 together with 40% of the backlog orders and 40% of the deferred revenues (acts detailed in Section b above), provided that the balance of the sums in the designated account shall not be greater than the lower between: (a) $3 million or $2 million in the event that the additional credit was not taken, according to the matter; and (b) the debt balance to the extent that the debt balance is lower than $2 million (hereinafter: “the repayment of the difference”).

d.	Without derogating from the aforementioned, in the event in which an exceptional quarterly event occurs, but the current purchase as defined above, is higher than the sum of the debt (as defined above) or in the event is higher than 90% of the debt sum, with the Lender’s approval, in both the exceptional quarter and during any quarters thereafter, then the Lender will not be required to refund the withdrawal for the deferred revenues and the refund of the difference. However, if at the end of the calendar year, in its framework of which there was a quarter in which the exception occurred, the EBITDA of the Borrower shall not exceed $1 million in four current quarters of the year or exceeds $1.25 million for 5/4 that also include the first quarter after the calendar year (the calendar year with addition of the first quarter after the end of the calendar year) the Borrower must repay the refund money for the withdrawal for deferred revenues and the money of the repayment of the difference to the designated account, no later than the date on which it becomes clear that one of the conditions as aforementioned was not met.

4.2.6.5	During and after 2022

a.	Pursuant to the Borrower’s request, the Lender will not refuse withdrawing sums from the designated account at the beginning of each quarter and based on the accumulated data during the year, this if the cover/debt ratio, in the annual calculation, was a ratio that is not lower than 2. (For example, if the debt is $4 million, the Borrower’s EBITDA shall not be lower than $2 million in a quarterly calculation). The cover/debt ratio calculation must be executed every quarter (when the annual EBITDA is calculated pursuant to the quarterly and accumulated EBITDA during the year when it is normalized to the annual terms (“the normalized annual EBITDA”). For example: the Q1 EBITDA will be multiplied by four. The main EBITDA of the median (Q1 and Q2) it will be multiplied by two etc.) (hereinafter: “the required cover/debt ratio”). The permitted withdrawal some from the designated account, to be approved by the Lender, will be the level of the normalized annual EBITDA when it is multiplied by 2 (with the addition of the withdrawal for increasing the current inventory).

Despite the aforementioned, in the event in which: (1) the EBITDA in four quarters that preceded the date of the measure, is higher than the results of the normalized annual EBITDA (that was obtained as detailed above) and (2) the EBITDA of Q1 that preceded the date of the measuring is positive, then the EBITDA in the four quarters that preceded the date of measuring will be calculated for the purposes of this Agreement as “the normalized annual EBITDA.”

b.	Despite the aforementioned, if and in the framework of the quarterly financial statements, it becomes clear that the Borrower’s current/debt ratio is actually less than the cover/debt ratio required (pursuant to the Borrower’s reports) (hereinafter: “the cover of debt exception quarter” and “the cover of debt exception event”), the Borrower must return the sums required to the designated account until the occurrence of the required cover/debt ratio (hereinafter: “ repayment of the cover/debt difference”). To obviate any doubt, repaying the cover/debt difference will be calculated less (neutralizing) the withdrawal for increasing the current inventory.

The Borrower shall be entitled to once again withdraw, including a repeat withdrawal of the sums (or some of them) that were returned by it in the framework of the repayment of the cover/death difference, this if it once again meets the required cover/debt ratio.

c.	The aforementioned mechanism in the section must be repeated every quarter.

d.	Without derogating from the aforementioned, in the event in which it becomes clear in the quarterly examination that there is a cover of debt exception event, but the current assets as defined above are higher than the sum of the debt (as defined above) or in the event that it is higher than 90% of the debt sum, with the Lender’s approval and this for both the cover of debt exception quarter and during all the quarters thereafter, then the Borrower will not be required to execute the refund of the cover of debt difference. However, the Borrower is required to meet the required cover/debt ratio in the annual examination and refund the cover/debt difference to the designated account even if its current assets exceed the balance of the debt if it does not meet the annual cover/debt ratio. For the purposes of examining the annual cover/debt ratio, data from the four current quarters of the year will be used and, if there is an exception, but the current assets of the Company exceed the debt, it will be possible to execute the calculation based on four quarters including Q1 of the following year (i.e. as of Q2 of the current year and up to the end of Q1 of the following year) for the purposes of examining compliance with the cover ratio.

e.	It must be clarified that the withdrawal for increasing the current inventory (as defined above) will also be possible during 2022.

4.2.7	Every refund to the designated account as detailed above, must be executed by the Borrower within 14 days from the date of the end of the quarter in the framework of which a return of the sums to the designated account as aforementioned was required.

4.2.8	Without derogating from the aforementioned, transfers of money from the designated account to the Borrower’s account, will be executed subject to receiving the Lender’s approval that, according to the documents and data that were furnished to it by the Borrower to the Lender’s reasonable satisfaction, no breach event had occurred.

4.2.9	In order to obviate any doubt, if it becomes clear to the Lender that the Borrower did not meet any condition whatsoever for releasing funds from the designated account, funds will not be released to the Borrower from the money in the designated account until the Lender confirms that the Borrower meets the conditions for releasing the funds from the designated account.

4.2.10	Despite the aforementioned, if a breach event or a potential breach has occurred and the Lender informs the Borrower that the breach event or potential breach of this Agreement has occurred, and the Lender placed the debt for immediate settlement pursuant to the provisions in this Agreement (hereinafter: “the breach notice”), the Borrower is obligated to transfer the balance of the money in the designated account and/or that is owing to the designated account, as of the date of the breach notice to the Lender’s account and/or to any other account that the Lender instructs. It must be clarified that in any event as aforementioned, compensation at the level of the interest rate that is as yet unpaid and/or has accrued for the sums as aforementioned must be added to the compensation sum (four funds in the designated account) for the period as of the date of transferring the funds to the Lender’s account until the termination of 18 months from the date on which the designated account funds were placed by the Lender in the designated account as detailed in Section 4.2.1.2.

4.3	The Designated Account

4.3.1	Within 7 business days from the date of signing this Agreement, the Borrower must open the designated account.

4.3.2	The only authorized signatories in the designated account will be a representative on behalf of the Borrower and a representative on behalf of the Lender – jointly. The Lender’s representative will not refuse withdrawal of funds from the designated account as long as the Lender meets the financial criteria as defined in Section 4.2.6 and Section 14 below.

4.3.3	The Borrower and/or anyone on its behalf shall not be entitled in any event whatsoever and for any reason whatsoever to change the authorized signatory in the designated account, unless with the Lender’s prior written approval.

4.3.4	In the event of the Lender’s written notice to the Borrower of the existence of a breach event or expected breach of this Agreement, while detailing the event, the Lender is entitled to execute the following actions relating to the designated account, without derogating from the provisions in Section 4.2.10.

4.3.4.1	Two notify the bank that the signatory rights have been changed in a manner that the signatory rights in the new bank account shall be solely is that of the Lender (alone without the joint signature of the Lender being required).

4.3.4.2	To give the bank an instruction relating to management of the account, including an instruction to the bank to transfer the funds in the designated account to the Lender’s account and/or to any other account as instructed by the Lender.

To this purpose and subject to the provisions in this Agreement, the Borrower hereby irrevocably consents to the Lender executing any action required for the purposes of implementing the provisions in this section and, to this purpose, to give any instruction to the bank accordingly.

Without derogating from the aforementioned, the Lender shall be entitled to approach the competent Court to receive orders to comply with the provisions in Section 4.3.4 to the Lender’s satisfaction,

The Lender (and the trustee on behalf of the Lender) shall be entitled to observation rights in the designated account and to receive information and full details from the bank regarding the designated account, including its balance, details of the transactions that the Borrower executed in it and the Borrower hereby waives any claim of confidentiality whatsoever in relation to the designated account.

5.	Interest

5.1	The Interest Rate

The credit bears annual interest at a rate of 9.6% (above and below: “the interest”).

5.2	Arrears Interest

5.2.1	In any event of (a) arrears exceeding one week in any of the payments that the Borrower must pay to the Lender pursuant to this Agreement; or (b) the debt is placed for immediate settlement by the Lender pursuant to the provisions in this Agreement and, without derogating from any rights, remedies and reliefs of the Lender pursuant to the financing documents, any other agreement and pursuant to any law, as long as the Company is in arrears in making payment as aforementioned or as of the date on which the Lender placed the debt for immediate settlement as provided in Section (b) above (hereinafter: “the breach period”), additional arrears interest at a rate of 3.5% (three and a half percent) per annum will be added to the credit (in addition to the interests specified in Section 5.1), during the breach period. Thus, the total annual interest during the breach period will be 13.1% (hereinafter: “the arrears interest”).

5.2.2	The aforementioned arrears interest which will increase during each month – will be added to the credit principal and will also bear arrears interest.

5.3	Sundries

If the payment date of any sum whatsoever that the Borrower has to pay for the debt (including principal and interest) falls on a day that is not a business day, the payment must be made on the first business day thereafter. It is hereby clarified that the sum for which payment was delayed, as aforementioned, will continue to bear interest pursuant to the provisions in this Agreement until the date of its payment as aforementioned, all pursuant and subject to the provisions in this Agreement.

6.	Settlement of the Loan

6.1

6.1.1	The interest sums must be paid in 84 monthly payments on the first of each month. The first payment must be made on January 1, 2021.

6.1.2	The credit principal must be paid in 72 monthly payments as follows:

1.	The first 12 months as of the date of extending the credit, will be deemed as a grace period, during which the credit principal will not be repaid (hereinafter: “the grace period”).

2.	After the grace period, the credit principal must be settled in 72 monthly payments (pursuant to the Spitzer Table), when the first payment must be made on January 1, 2022 and the following payments must be made on the first day of each month thereafter (hereinafter: “the credit repayment period”).

3.	To obviate any doubt, if the Lender has extended the additional credit as detailed above, to the Borrower, the grace regarding the additional credit period will only apply up to the end of the grace period specified in Subsection 1 (i.e. within the 12 months from the date of extending the first credit).

The loan Spitzer Table is attached as Appendix 6.1a. If the Lender extends the additional credit to the Borrower as detailed above, the settlement schedule will be updated accordingly (the settlement schedule that includes the additional credit under the assumption that it was extended on March 1, 2021 is attached to the Agreement as Appendix 6.1b ).

6.2	If the payment date of any of the payments does not fall on the business day, the payment must be made on the first business day thereafter (hereinafter: “ the payment date “) when the interest sum for that payment will be calculated and executed pursuant to the actual payment date.

6.3	On the date of making any payment by the Borrower to the Lender, pursuant to the financing documents, the Borrower must pay the Lender all the applicable VAT, should any apply, for the payment as aforementioned.

6.4	Payment must be made via a standing order in favor of the Lender from the Borrower’s bank.

7.	Early Settlement and Annulment of the Lender’s Commitments

7.1	Voluntarily Early Settlement

7.1.1	The Borrower shall not be entitled to make early settlement of the credit until the termination of 36 months from the date of extending the credit as provided in Section 7.1.3.

7.1.2	Despite the aforementioned, if the Borrower settles the credit – in a period after 24 months and pays the Lender the following sums (detailed below in Sections a - c), this shall be deemed to be early settlement of the credit authorized by the Lender and the Borrower must pay the Lender for this:

a.	Half of the interest payments that should have been paid to the Lender from the date of early settlement until the termination of the aforementioned 36 months, pursuant to the settlement schedule attached to this Agreement.

b.	Half of the auditing and inspection payments that should have been paid to the Lender from the date of early settlement until the termination of the 36 months as aforementioned.

c.	Arrears interest payments, commissions, expenses and applicable additional charges, pursuant to the financing documents if they were consolidated on the date of settling the credit or prior to this.

To obviate any doubt the early payment of the credit as aforementioned contains nothing to derogate from the Lender’s rights in all relating to the accompanying payments and rights for the Lender as detailed in Section 9 below.

7.1.3	As of the termination of the 636 months from the date of extending the credit, the Borrower shall be entitled, subject and pursuant to the provisions in this Agreement to make early settlement of the loan, entirely or partially, pursuant to the debt that shall be on that date, without any additional payment for early settlement apart from interest and additional payments pursuant to this Agreement that accumulated up to the date of early settlement as aforementioned and subject to the provisions in Section 9.

7.1.4	Early settlement of the credit will only be possible on a payment date and must be made in the sum of the minimal principle of NIS 1 million (one million new shekels), unless the debt will be lower than that some when the Borrower shall be entitled to make early settlement of the full debt.

7.1.5	If the Borrower requested making early settlement of the credit, it must furnish the Lender with an irrevocable letter at least 10 business days prior to the early settlement date requested, which includes the date of making the early settlement and the settlement sum in the early settlement (provided that all these meets the provisions in this Section 7.1).

7.1.6	Despite the provisions in this Section 7.1, every calendar year, the Borrower shall be entitled to make early settlement of a sum of up to one million US dollars ($1 million) without any additional payment for early settlement, apart from the interest and additional payments pursuant to this Agreement that accumulated up to the date of early settlement as aforementioned. In the event of early settlement, as aforementioned, the credit principal will be reduced by the sum made in the early settlement as provided in this Agreement and the Parties must update the settlement schedule accordingly. To obviate any doubt, this right of the Borrower exists every calendar year provided and if, during the calendar year, it was not exploited, it cannot be dragged into another year.

7.2	The Obligation of Mandatory Settlement in view of Illegality

If, on any date whatsoever after the date of signing this Agreement, execution of any of the Lender’s obligations pursuant to the financing documents or continuing to extend the credit to the Borrower becomes illegal pursuant to Israeli law and/or if, after the date of signing this Agreement there is a change in Israeli law, in the application, interpretation or enforcement of the law (whether they have the force of law or not and, provided that, in the event that they do not have the force of law, lenders of the Lender’s type are custom to comply with them), or the legislation of the new Israeli law (which includes a binding instruction, demand or circular of the Commissioner of the Capital Market Insurance and Savings at the Ministry of Finance), or a change made by an authority and, as a result of which continuing to extend the credit to the Borrower becomes illegal according to the law (hereinafter: “a change of the law” and “an event of illegality,” respectively), then the following instructions shall apply:

7.2.1	The Lender and/or Borrower must inform the second Party of the event of illegality soon after being informed about the occurrence of the event for the first time.

7.2.2	The Borrower undertakes that it will do everything in its power in order to fully settle the part that is affected by the aforementioned event of illegality in the credit, up to the date on which the event of illegality comes into force as provided in Section 7.2.1 of this Agreement. In any event, settlement as aforementioned in this section will not be deemed to be a breach by the Borrower and/or early settlement by the Borrower.

7.2.3	The Lender’s commitment affected by the illegality will be annulled immediately.

7.3	Sundries

7.3.1	Any notice of the Borrower of early settlement is irrevocable.

7.3.2	It will not be possible to borrow the sums that were settled in and early settlement pursuant to this Agreement again.

7.3.3	Early settlement is impossible, unless pursuant to the provisions of this Agreement

7.3.4	Early settlement of the credit is subject to the provisions in Section 9 regarding continuing the eligibility periods of the Lender to receive additional payments and rights as detailed in Section 9.

8.	Payment for Auditing and Inspection Services and Expenses Payment

8.1	In addition to any payment provided in this Agreement, the Borrower must pay Migdalor Investment Fund – Management Services Ltd. (Hereinafter: “Migdalor”) a monthly payment for credit auditing and inspection services of the loan in the sum of NIS 16,750 (sixteen thousand seven hundred and fifty new shekels) with the addition of legal VAT (hereinafter: “the auditing and inspection payment”). The auditing and inspection payment must be paid as long as the loan principal has not been repaid in full (hereinafter: “the payment for auditing and inspection”). The payment for auditing and inspection must be made every month into Migdalor’s account as furnished to the Borrower (or the Lender’s account – according to the Lender’s determination). The payment dates for the auditing and inspection are detailed in the settlement schedule attached to this Agreement.

8.2	In addition to the aforementioned in Section 8.1, on the date of signing this Agreement, the Borrower must return and pay the Lender or directly to the Lender’s Attorney, a sum of USD 25,000 with addition of VAT as the Borrower’s participation in a part of the Lender’s expenses relating to preparing the financing documents against a tax invoice. The aforementioned payment in this section will not be made to the Lender in any event whatsoever (including in the event of failure to comply with the conditions precedent).

8.3	In addition, the Borrower must repay the Lender on its first demand, all the reasonable expenses involved in adopting any enforcement, realization action and preserving the rights and remedies pursuant to this Agreement, including adapting debt collection proceedings and realizing the collateral and the legal fees relating to this, with the addition of VAT, should any apply for the expenses as aforementioned. The aforementioned payments must be made by the Borrower to the Lender or to the Lender’s Attorney according to the matter, within 14 days from the date of receiving the Lender’s payment demand. The sums of the aforementioned expenses will constitute an integral part of the debt and will be guaranteed by collateral.

8.4	All the aforementioned auditing and inspection and expenses payment sums which are not paid timely, as aforementioned, must be paid with the addition of linkage differentials to the Index and arrears interest at the rate specified in this Agreement, up to the actual date of their repayment by the Borrower to the Lender (and/or to Migdalor, according to the matter) and, without derogating from any other remedy available to the Borrower and/or Migdalor pursuant to this Agreement and/or pursuant to the law.

8.5	To obviate any doubt, all the costs of registering and issuing the collateral specified in this Agreement (including levies/deliveries etc.) shall apply to and must be paid by the Borrower.

9.	Additional Payments and Rights for the Borrower

Rights Relating to Receipt of Consideration in the Event of a Sale of Actelis Networks Inc. Shares (“Actelis”)

9.1	For the purposes of Section 9 to this Agreement:

9.1.1	(Sales event) means: (1) a sale of Actelis’ shares by Actelis’ Shareholders to any entity that is not “a subsidiary” (hereinafter: “third party”) and/or a merger of Actelis with any third party whatsoever or any similar action, provided that immediately after the sale or merger as aforementioned (or similar other action), the holdings of the third parties as aforementioned (which will be calculated, for the sake of caution with the attachment of any right that they have, should there be any, to increase their holdings in Actelis) will constitute at least 50% of the voting rights in Actelis’ General Meeting, or a right to appoint half or more of the members of Actelis’ Board of Directors and apart from a reverse merger transaction as defined below; or (2) sale of all Actelis’ shares and/or all Actelis’ material assets to a third party; or (3) distribution of Actelis’ assets to the Shareholders in a volume of at least fifty percent (50%) of the value of Actelis’ asset;

Despite the aforementioned, it has hereby been agreed that a merger by way of a share swap only between Actelis and third parties whose shares are not listed for trading on any exchange whatsoever (without any financial payment transfer between the Parties), shall not be deemed as “a sales event.” In such an event, the Parties must reach an agreed-upon course in the framework of which the economic rights of the Lender will be preserved in the sales event, in a manner suitable for its aforementioned rights.

9.1.2	“An issue event” means: An initial public offer of Actelis’ shares on the Israeli Stock exchange and/or on any other exchange overseas or a merger event between Actelis and a company listed on the exchange as aforementioned, after which Actelis’ Shareholders hold at least 50% of the voting rights in the General Meeting of the aforementioned traded company (hereinafter: “the reverse merger transaction”).

9.1.3	The occurrence date of the issue event or sales event according to the matter, will be considered as follows: regarding the sales event – the date of signing the binding agreement that will be signed by Actelis and/or its Shareholders in relation to the sales transaction; and regarding the issue – the date on which Actelis’ shares are first listed for trading on any recognized stock exchange whatsoever, or, according to the matter the date of signing the binding agreement to be signed by Actelis and/or its shareholders relating to the reverse merger transaction.

9.1.4	“Actelis’ worth” means: (1) regarding the sales event – the total value of Actelis, as manifested in the consideration that was paid to Actelis and its Shareholders as a result of the sales transaction as aforementioned (less the transaction expenses, commissions, balance of the loan to the Lender or any other deduction agreed upon between the Parties), including, for the sake of caution – future payments (whether conditioned or not), funds held in trust, payments dependent on targets, stated payments for Actelis’ Shareholders that are conditioned on Actelis’ targets after the sales event – provided that future and/or conditioned payments will be paid as aforementioned. (2) regarding an issue event – Actelis’ worth will be calculated pursuant to the share price established on the date of the public issue (before discounts and/or underwriting commissions) multiplied by the number of Actelis’ shares issued on the issue date (less the transaction expenses, commissions, balance of the loan to the Lender or any other deduction agreed upon between the Parties).

9.2	The option – the Borrower and Actelis hereby allocate an option to the Lender (hereinafter: “the option”) to acquire Actelis’ Ordinary Shares (hereinafter: “the option shares”), for a sum of $1,500,000 (one million five hundred thousand US dollars) (hereinafter: “the consideration for the option shares”), with a basis value for Actelis of $36,500,000 (thirty six million five hundred thousand US dollars) (hereinafter: “the basis value”).

9.3	The consideration for the Lender - On the occurrence of a sales event or issue event, the Lender shall be entitled to consideration in a sum equal to the sum that would have been allocated to the Lender had he been a holder of the Borrower’s Ordinary Shares in a sum that is obtained as provided in the following equation (“D”):

A = The consideration of the option shares ($1,500,000), as defined above;

B = Actelis’ worth, as defined above;

C = the basis value, as defined above;

It must be clarified that, in the case of an issue event, the consideration will be given to the Lender in the Borrower’s shares, in a quantity that must be calculated via dividing the sum received from the aforementioned equation (D) by the share price in the framework of the issue.

It must be clarified that, in the case of a sales event in which not all the consideration is received in one payment, the Borrower shall be entitled to pay the Lender the consideration to the Lender (as defined above) in payments pursuant to the payment dates of the sales event as aforementioned (and pursuant to the proportionate share that is paid in the framework of each and every payment).

9.4	the Lender shall be entitled to exercise the option for acquiring the option shares, or any part of the option shares, this during the period beginning on the date of signing this Agreement’s and ending up to the elapse of 96 months from the date of extending the credit (hereinafter: “the option period”). Despite the aforementioned, in the event of selling shares in stages (in the framework of that transaction) and if it is established in the framework of the sales transaction that some of the stages will commence after the date of the option period, the option exercise period to acquire the balance of the option shares will be extended to a period up to executing the last stage in the sales transaction with addition of 60 days. Exercising the option will be in a written notice by the Lender to the Borrower or to Actelis.

9.5	To obviate any doubt, it is hereby clarified that the option will continue to apply, in any event, until the termination of the option period, including after payment of the credit and/or in the event of early settlement of the credit (for any reason whatsoever).

9.6	The Borrower and Actelis undertake to inform the Lender in writing, at least 21 days prior to the date of the occurrence of the sales event as aforementioned (the date of signing the Agreement) or, at least 21 days prior to the date of the occurrence of an issue event. The Borrower and Actelis must provide the Lender with all the data and documents required by the Lender that relate to the sales and/or issue events, including draft agreements and/or other relevant documents, all pursuant to the Lender’s requirements.

9.7	Despite the aforementioned, in the event in which all Actelis’ shares (100%) are not sold/issued, the Lender shall be entitled to exercise the proportionate share of the option shares, that can be sold in the framework of the sales event or that can be issued in the framework of the issue event (for example – if 70% of Actelis’ shares are sold, the Lender shall be entitled to exercise 70% of the option shares). The balance of the option shares that were not exercise will continue to remain in force (subject to the Lender’s rights as provided in Sections 9.8-9.15 below) pursuant to the proportionate share and with the mandatory changes.

Waiver of Exercising the Option

9.8	Despite the aforementioned, the Lender shall be entitled to waive the rights given to it pursuant to Sections 9.1-9.7 of above, for any reason whatsoever and (and at the Lender’s sole discretion) this, against receipt of the a financial consideration from the Borrower in the lower sum between (a) USD 1.25 million (one million two hundred and fifty thousand US dollars, or (b) the sum calculated pursuant to Section 9.11 below (hereinafter: “The consideration for waiving exercising the option”). The waiver of exercising the option will be executed in a written notice that will be given to the Borrower’s by the Lender in the period commencing on the date of signing this Agreement and terminating up to the elapse of 96 months from the date of extending the credit (hereinafter: “the waiver period”).

9.9	Despite the aforementioned, it has been agreed that, in the event that the Lender execute early settlement of the loan pursuant to the provisions in Section 7.1 of this Agreement, then the consideration for waiving of exercising the option will be calculated proportionately, pro rata, to change the average lifespan of the loan practice (i.e. the grace year is a full year and the years of the principal payments are half years) in relation to the average lifespan of the full loan (4 years)

For example if early settlement of the loan is made after 48 months – the consideration for waiving of exercising the option will be 2.5/4 multiplied by $1.25 million, i.e. a sum of $781,250.

9.10	It has been agreed that, in the event in which the Lender exercises some of the option (this including in the event in which only some of Actelis’ shares have been sold or issued for any reason whatsoever) the Lender chose to exercise its right to waiver the other part of the option (that is not yet been exercised) then the Lender shall be entitled to a proportionate share of the consideration of the waiver of exercising the option, proportionately to the part of the option shares that were realized as of the total number of option shares.

9.11	Notice of waiving exercising the option must be given in writing to the Borrower by the Lender in the following phrasing:

“Further to the Loan Agreement dated _____that we signed on, ______, I hereby inform you that we have waived exercising the option.”

(Hereinafter: “the Waiver notice”).

9.12	Despite the aforementioned in Section 9.2-9.10, it is hereby agreed that the consideration for waiving exercising the option shall not exceed 2% of the Borrower’s sales and Actelis’ sales and any entity associated with the Borrower and/or Actelis (all jointly), in the period of the last 12 months prior to giving the waiver notice (as it is defined in Section 9.12).

9.13	Within 30 days from the date of giving the waiver notice, the Borrower must pay the Lender the consideration for waiving of exercising the option.

If the consideration for waiving exercising the option exceeds 50% of the EBITDA in a joint calculation of the Borrower and Actelis in the last 12 months, then the Borrower shall be entitled to pay the consideration for waiving exercising the option in 12 equal monthly payments.

9.14	Despite the aforementioned, it has been agreed that, in the event that the Lender places the loan for immediate settlement, at any time whatsoever, it shall be entitled to pay the full consideration for the waiving exercising the option and this on the date of placing for immediate settlement, as aforementioned.

9.15	The Borrower and Actelis declare and confirm that there is not any impediment to complying with their commitments as aforementioned in this section and that their commitments, as aforementioned, are not in contradiction to any other third-party right, despite the aforementioned, to the extent required, the Borrower and Actelis undertake that Actelis’ Articles of Association will be adapted to the commitment stated in this Section 9 (and all the sub sections).

Grants

In addition to the Lender’s aforementioned rights in Sections 9.1-9.15:

9.16	On the termination of the 36 month period from extending the credit, the Lender must pay the Borrower NIS 1,884,375 (one million eight hundred and eighty four thousand three hundred and seventy five new shekels) with the addition of legal VAT (hereinafter: “the grant”). The grant must be paid to the Lender in full even in the event of early settlement for any reason whatsoever.

9.17	The Borrower shall be entitled to advance payment of the grant (and to pay it prior to the termination of the aforementioned 36 month period). This on capitalizing the grant sum according to the loan interest level (9.6%).

9.18	Despite the aforementioned, it has been agreed that, in the event that the Lender places the loan for immediate settlement, it shall be entitled to full payment of the grant sum, on the date of placing for immediate settlement as aforementioned.

10.	The Borrower and Actelis’ Affidavits and Presentations

The Borrower and Actelis declare vis-à-vis the Lender that, to the best of their knowledge and to the best of the knowledge of their Directors and/or anyone on their behalf, each of the presentations, authorizations, affidavits of the Borrower and/or Actelis detailed in this Section 10 below, is correct, full and accurate in all its sections. The Borrower and Actelis hereby confirm that they are aware that the Lender relies on the presentations and affidavits as detailed in this section below (without derogating and/or prejudicing any affidavit and/or presentation and/or commitment of the Borrower and/or Actelis in this Agreement and/or in the other financing documents and/or in any agreement and/or other document furnished and/or that shall be furnished to the Lender in relation to the credit and/or in relation to the collateral).

For the purposes of this section below, both the Borrower and Actelis shall be called – “the Borrower” (thus the following affidavits and presentations will refer to both the Borrower and Actelis).

Appendix 10 (hereinafter: “the Disclosure Appendix,”) which was not attached when signing this Agreement and was attached to the Agreement and confirmed by the Lender (to its full satisfaction), including confirmation of its content, is a condition precedent to the Agreement (all as detailed in Section 3.1.9 above).

10.1	Status

10.1.1	The Borrower is a private company that was legally incorporated and registered in its country of incorporation and is active and exists and is such, pursuant to the law to be the owner of property and assets and to manage its business.

10.1.2	The Borrower’s operations pursuant to this Agreement were executed pursuant to the requirements of the law, authorizations and permits required pursuant to any law.

10.1.3	There is no legal, agreement or other impediment to executing this Agreement by it and its engagement in this Agreement is not in contradiction to and does not constitute a breach of any binding agreement whatsoever or other commitment whatsoever to which it is a party and/or of any judgment whatsoever that applies to it and is not in contradiction to any instruction whatsoever of the incorporation documents and/or of any updated at binding resolution adopted by the Borrower’s competent organs.

10.1.4	The Borrower is not a breaching company and has not received any instruction whatsoever from the Registrar Companies of his intention to record it as a breaching company.

10.1.5	The incorporation documents of the Borrower are in the phrasing attached as Section 10.1.5 to the Disclosure Appendix.

10.1.6	The Borrower does not have any associated entity, including an associated company apart from Actelis.

10.2	Dissolution Proceedings

10.2.1	No request has been submitted by the Borrower and/or against it to appoint a receiver or liquidator and/or freezing of proceedings and/or orders for starting of proceedings, for their assets and/or property and any action with a similar results and/or proceedings pursuant to any parallel or similar instruction pursuant to any other law and all whether in Israel or overseas.

10.2.2	No dissolution proceedings are or have been adopted against the Borrower and no notice or warning of any intention to open dissolution proceedings have been received by the Borrower and the Borrower is not aware of any petition whatsoever that has been submitted or, to the best of its knowledge is about to be submitted against it in Court and/or to any other level for appointing a receiver and/or liquidator for the assets and/or a trustee and/or special manager and/or freezing of proceedings and/or petition pursuant to the third part of the seventh Schedule of the Companies Law and/or petition pursuant to the Insolvency and Economic Rehabilitation Law, 5778 – 2018 and/or any similar petition pursuant to any law and no order of a Court and/or competent level has been given and to the best of its knowledge is about to be given, that instructs the appointment of a liquidator and/or receiver and/or trustee and/or manager as aforementioned and/or pursuant to any law and any action the results of which are similar and/or executing any action pursuant to any parallel or similar instruction pursuant to any other law and all whether in Israel or overseas.

10.3	Permits and Agreements

10.3.1	Subject to the existence of the conditions precedent, the Borrower has received all the agreements, decisions, exemptions, permits, licenses and authorizations required pursuant to any law applicable to it and relevant to its operations and assets, pursuant to the incorporation documents and pursuant to any agreement or other document to which it is a party and/or that binds it and/or its assets, in relation to the Borrower’s engagement in this Agreement and in the other financing documents to which the Borrower is a party and executing them and complying with its commitments pursuant to them, including for the purposes of creating collateral pursuant to the collateral documents, holding the encumbered assets pursuant to the collateral documents and realizing and transferring the created collateral pursuant to the collateral documents and for the purposes of managing its business and regular operations.

10.3.2	Subject to the existence of the conditions precedent, the Borrower complies with all the commitments and conditions according to the agreements, decisions, exemptions, permits, licenses and authorizations which are fully valid (and no event has occurred that could be a breach of them and/or prejudice their validity), and there is no necessity for obtaining any additional agreements, decisions, exemptions, permits, licenses and/or authorizations whatsoever pursuant to the law and/or the Borrower’s incorporation documents and/or pursuant to an agreement in relation to the aforementioned.

10.4	Powers and Authority

10.4.1	Subject to the existence of the conditions precedent, the Borrower has the power and authority to engage in the financing documents and in any actions that must be executed or completed pursuant to any of the aforementioned documents and to execute all its commitments pursuant to the aforementioned documents and/or in relation to the aforementioned actions.

10.4.2	Subject to the existence of the conditions precedent, the Borrower has adopted all the measures and actions necessary for legally confirming their engagement in the aforementioned documents and the aforementioned actions and their execution by them.

10.4.3	Subject to the existence of the conditions precedent, each of the aforementioned documents constitutes a legal, valid, binding and enforceable commitment of the Borrower.

10.5	Validity and Non Impediment

10.5.1	Subject to the existence of the conditions precedent, the Borrower’s engagement in any of the financing documents to which it is a partner and executing their commitments pursuant to them and the actions that must be executed and completed pursuant to each of the aforementioned documents, do not contradict nor shall contradict from any aspect whatsoever: (a) any law whatsoever applicable to the Borrower and its assets; (b) the Borrower’s incorporation documents and/or any resolutions that were adopted by it; or (c) any agreement and/or other document to which the Borrower is a party and/or that binds the Borrower and that shall not cause a breach of an agreement and/or other document as aforementioned and/or to granting a legal right to any third party whatsoever for executing the changes to the Agreement and/or document as aforementioned, including a right to accelerate rights.

10.5.2	Subject to the existence of the conditions present, the Borrower complies with all the conditions of the financing documents and has fulfilled all the commitments imposed on it pursuant to the financing documents up to the date of signing this Agreement and pursuant to the law (in relation to transactions that are the subject of the financing documents), fully and timely; no breach event or expected breach whatsoever of the financing documents has occurred; the Borrower is not aware of any breach or expected breach event of the financing documents and the Borrower is not aware of any cause or circumstance whatsoever that are likely to constitute grounds for annulling the financing documents; the financing documents will be legally signed by the Borrower and they are legal, valid, enforceable and binding on the Parties to them pursuant to any of the conditions and no waiver whatsoever has been made regarding any condition whatsoever of the Financing Documents.

10.6	Collateral

10.6.1	Subject to the existence of the conditions precedent, the Borrower’s engagement in any of the financing documents to which it is a party, executing its commitments pursuant to them, and the actions that it must execute and complete pursuant to any of the aforementioned documents, will not cause disposal and/or exercising of a right in the collateral and/or an encumbrance on the asset and/or right whatsoever of the Borrower’s assets of the encumbered assets and/or of any part of them (apart from creating collateral in favor of the Lender pursuant to the collateral documents).

10.6.2	Apart from as detailed in this Agreement and subject to the existence of the conditions precedent, there is no restriction and/or legal, contractual or other impediment to:

10.6.2.1	Creating the collateral pursuant to the collateral documents;

10.6.2.2	Exercising of any collateral created or given pursuant to this Agreement and/or any of the collateral documents;

10.6.2.3	Holding and/or use by the Lender and/or anyone on its behalf (including by an official functionary) the encumbered assets (or any part thereof);

10.6.2.4	Transferring and/or selling and/or assigning the encumbered assets (or any part thereof) pursuant to this Agreement and/or any of the collateral documents; and

10.6.2.5	Holding and exercising for any consideration whatsoever that will be received on exercising, selling, transferring or assigning any of the encumbered assets by the Lender.

10.7	Ownership of the Assets and Rights in the Encumbered Assets

10.7.1	Subject to the provisions in Section 10.2.2, the Borrower is the exclusive and only owner of all its assets and rights.

10.7.2	There are only the encumbrances detailed in Section 10.7.2 of the Disclosure Appendix on the Borrower’s rights.

10.7.3	Subject to the provisions in Section 10.7.2 and the existence of the conditions precedent, the Borrower declares that there are not any collaterals and/or other third party rights (apart from the rights of the Innovations Authority as detailed in this Agreement and the rights of the Shareholders pursuant to the Borrower’s Articles of Association) on and/or for any of the assets and rights of the Borrower and all its assets and rights (including the encumbered assets) of the Borrower are and shall be clear and free apart from encumbrances created pursuant to the financing documents.

10.8	Litigation and Taxes

10.8.1	To the best of the Borrower’s knowledge and/or any of its Directors and/or anyone on its behalf, there are no pending legal proceedings whatsoever or investigations whatsoever against the Borrower and/or officers in the Borrower in relation to his function in the Borrower and the Borrower has not received any written warning from any party whatsoever relating to the opening of legal proceedings as aforementioned.

10.8.2	The Borrower is not in material violation of the results of litigation, and ruling, order, instruction, authorization, judgment or decision or authorization of any other government authority or of any other law that reasonably will prevent and/or restrict it from engaging in this Agreement and the other financing documents and/or from executing and maintaining the transactions and commitments pursuant to those documents and/or that have or are likely to have a material detrimental effect.

10.8.3	The Borrower submitted all the reports that it had to submit to the tax authorities on time pursuant to any law and paid any tax that they had to pay pursuant to any report as aforementioned and pursuant to any tax assessments or similar other documents, which were issued to them or prepared regarding them.

10.8.4	There is no pending litigation whatsoever or interrogations whatsoever and/or tax ordinance (including income tax, National insurance, VAT) against the Borrower and, to the best of the Borrower’s knowledge there are no intentions on the part of any entity whatsoever to open proceedings, as aforementioned, apart from a claim of the Manufacturer’s Association against the Company for a nonmaterial sum, for payment of annual handling fees.

10.9	Share Capital

10.9.1	The Borrower’s Share Capital as shall be on the Date of Extending the Credit:

10.9.1.1	The Borrower’s registered share capital is as detailed in Appendix 10.

10.9.1.2	All the Borrower’s issued shares are paid up in full and impart full voting rights for them and they are not dormant and are clear and free.

10.9.1.3	The only Shareholders and Directors in the Borrower are those detailed in Section 10.9.1 of the Disclosure Appendix.

10.9.1.4	The Borrower has not issued, allocated or undertaken to issue or allocate any shares, rights, securities and/or other means of control whatsoever in favor of any entity whatsoever (including options and securities convertible into capital), and there are no commitments to allocate and/or other commitments, shareholders’ agreements and/or other agreements or arrangements whatsoever, that relate to and/or arrange shares and/or for the issue, sale, transfer and/or encumbrance of shares, securities and/or other means of control, apart from as provided in the Borrower’s Articles of Association.

10.10	Financial Statements

10.10.1	The Borrower’s financial statements that were furnished to the Lender and those that will be furnished to the Lender from time to time, were prepared pursuant to the generally accepted accounting principles that were applied consistently/or requirements of any law, which properly reflect the Borrower’s pecuniary and financial status as at the date of preparing the financial statements, the results of the Borrower’s operations as at the date of preparing the financial statements and the changes in the financial status, when the annual financial documents were inspected and audited by accountants.

10.10.2	At any time since the date of the financial statements for the period ending December 31, 2018, which were furnished to the Lender, there was no material detrimental effect.

10.11	The Absence of a Breach Event and a Material Detrimental Effect

No breach event expected breach event whatsoever of the financing documents has occurred and, to the best of the Borrower Parties knowledge no matter or circumstance whatsoever that could have a material detrimental effect has occurred.

10.12	Financial Obligations

The Borrower and/or the associated company do not have any financial obligations of any kind and type whatsoever, apart from a permitted financial obligation.

As of the date of extending the credit (subject to removing the encumbrances in favor of Bank Mizrahi and the existence of the conditions precedent), the Borrower’s commitments pursuant to the financing documents vis-à-vis the Lender are and the Borrower will ensure that they continue to be, direct unconditional and first commitments, compared with all the other financial obligations of the Borrower.

10.13	Transactions with Interested Parties

Apart from as detailed in Section 10.13 of the Disclosure Appendix, the Borrower is not a party to any transaction and/or agreement and/or any commitment whatsoever that constitutes a transaction with an interested party or a transaction in which an interested party in the Borrower and/or in the associated company has a personal interest.

10.14	Information

10.14.1	All the documents furnished to the Lender and/or anyone on its behalf by the Borrower and/or anyone on its behalf were original or, in the event of copies, were a correct, accurate and complete copy of the original and, the aforementioned documents were not amended, changed, supplemented by adding addenda or change in any manner whatsoever, apart from pursuant to the amendments, changes or supplements that were also furnished to the Lender.

10.14.2	Without derogating from the Borrower’s responsibility for the affidavits, authorizations and presentations detailed in This Section 10, to the best of the Borrower’s knowledge, including its Directors and/or anyone on its behalf, no item whatsoever has been removed from the affidavits, authorizations and presentations, the removal of which makes the declaration, authorization or presentation or any part thereof as misleading or incorrect. The Borrower does not have any additional material information and is not aware of any matter whatsoever that is not given disclosure to the Lender and that could have had an effect on a reasonable Lender’s preparedness to extend the credit to the Borrower pursuant to the financing documents.

10.14.3	Any financial model, forecast, budget and financial declaration presented (written or oral) to the Lender and/or anyone on its behalf in relation to the Borrower’s engagement in this Agreement and in the other financing documents, were prepared by the Borrower in good faith and with due diligence after suitable thought and investigation on the basis of reasonable preparations, reflect the relevant law on the relevant date.

10.14.4	The Borrower hereby undertakes that it will provide the Lender with the demands for information demanded by them from time to time, as provided in this Agreement, within the reasonable time limitations under the circumstances of the matter.

10.15	The Rights in the Borrower’s Assets and in the Collateral

10.15.1	The Borrower is the exclusive and sole owner of all the rights in its assets. Furthermore, no written warning and/or written claim on the part of any person and/or entity has been received in relation to the rights claimed in the encumbered assets, including in relation to the intellectual property rights of the Borrower

10.15.2	The Borrower is the owner of all the agreements, decisions, exemptions, permits, licenses and authorizations required pursuant to any law that apply to it and that are relevant for its operations and assets, in relation to activating them and/or continuing to activate them in the format in which they are executed as at the date of its engagement in this Agreement.

10.15.3	The Borrower has not sold and/or transferred and/or assigned and/or imparted any right in the collateral and/or encumbered and/or undertook to sell and/or transfer and/or assign and/or in part a right in the collateral and/or to encumber its rights and/or commitments (all or some) and/or impart or undertake to impart to any entity (apart from the Lender) any right, directly or indirectly, whatsoever in its material assets, apart from encumbrances detailed in Section 10.7.2 of the Disclosure Appendix.

10.16	Insurances

10.16.1	All the Borrower’s material assets are insured at their full value (reinstatement value).

10.16.2	The Borrower has and shall meticulously make all the premium payments fully and on the dates established for their payment.

10.16.3	The Borrower is not aware of any existing circumstances (or that did exist) in the framework of which the Borrower does not comply (or did not comply) with the instructions in the insurance policies.

10.17	Agreement/Customers

10.17.1	The Borrower declares that the material agreements of the Borrower are detailed in Section 10.17 of the Disclosure Appendix (hereinafter: “the material agreements”).

10.17.2	The Borrower declares that the material agreements are in force and that there is no addition and/or change to these agreements. Furthermore, the Borrower declares that the aforementioned agreements were not breached by it and/or by the Borrower and that no warning/notice from the counterpart to these agreements and/or anyone on his behalf, about a breach of any of the agreements and/or of an intention to annul them and/or shorten their validity has been received.

10.17.3	The Borrower is not aware of any event (including a breach and/or expected breach) for which there is a fear of not exercising the material agreements.

10.17.4	There is no contradiction between the Borrower’s commitments pursuant to the material agreements and/or any other of the Borrower’s commitments whatsoever and its commitments pursuant to this Agreement.

10.18	Intellectual Property

10.18.1	All the Borrower’s intellectual property rights, including copyrights, patents, trademarks, designs, patterns and the products that the Borrower produces and develops and all the applications relating to them (including existing licenses and licenses that will be given in the future), copyrights in models, “neighboring rights,” commercial secrets, licenses of any other type of intellectual property rights that are linked and/or derive from and/or relate to, whether directly or indirectly, any invention, development, innovation, product, design, format, as phrasing, of the Borrower whether alone or with others, whether submitted for registration or not (hereinafter: “the intellectual property”), are under its full, clear and free ownership without any third party right whatsoever in relation to them, apart from by virtue of the Encouragement of Research and Development and Technological Innovation in Industry Law, 5744 – 1984 and subject to the existence of the conditions precedent, are not pledged, encumbered, attached or assigned to the right of anyone else.

10.18.2	For the entire duration until full payment of the debt by the Borrower, the intellectual property will remain under the full ownership of the Borrower and will remain clear and free of any third-party right whatsoever.

10.18.3	As at the date of signing this Agreement, the Borrower’s registered intellectual property rights are detailed in Section 10.18.3 of the Disclosure Appendix.

10.18.4	There is no restriction or condition that apply, according to the essence of the intellectual property or according to the Borrower’s incorporation documents or pursuant to any law or agreement whatsoever, to encumbering the intellectual property and holding it and they shall not be any restriction or condition to exercising its and all whether in Israel or overseas.

10.18.5	No action that is detrimental or shall be detrimental to the value of the intellectual property has been executed by the Borrower and/or anyone on its behalf.

10.18.6	There are no claims whatsoever pending against the Borrower in any judicial level whatsoever and it is not involved in any litigation whatsoever whether as a Plaintiff or Defendant or in any form whatsoever linked to the intellectual property and all whether in Israel or overseas.

10.18.7	The intellectual property and its use does not violate any right and/or license of a third-party and does not contradict any commitment should there be any of the Borrower vis-à-vis any third party whatsoever and all whether in Israel or overseas.

10.18.8	To the best of the Borrower’s knowledge, it has not breached any property rights whatsoever and it and/or anyone on its behalf has not received any written approach in the framework of which a breach as aforementioned is claimed. All whether in Israel or overseas.

10.18.9	The Borrower undertakes to pay all the taxes, expenses and managed the payment imposed and/or that shall be imposed from time to time on the intellectual property and its registration and/or relating to its (including fees) punctually. Furthermore, the Borrower will act pursuant to the conventional standards in the industry in which it operates for the purposes of protecting its intellectual property.

All the Borrower’s affidavits, authorizations and presentations detailed in this Section 10 will remain valid after signing this Agreement as well and the Borrower will be perceived as having repeated the presentations, authorizations and declarations on the date of extending the credit as well.

11.	The Lender’s Presentations

11.1	Status

11.1.1	The Lender is a limited partnership that was legally incorporated and registered in the State of Israel and is active and exists.

11.1.2	The Lender’s operations pursuant to this Agreement are executed pursuant to the requirements of the law, mandatory authorizations and permits pursuant to any law.

11.1.3	There is no legal, contractual or other impediment to executing this Agreement by the Lender and its engagement in this Agreement is not in contradiction and does not constitute a breach of any binding agreement whatsoever or other commitment whatsoever to which it is a party and/or of any judgments whatsoever applicable to it and it is not in contradiction to any instruction whatsoever of the incorporation documents and/or of any binding updated decision that was adopted by the competent organs of the Lender.

11.2	Authority

11.2.1	The Lender is entitled and authorized to engage in the financing documents and execute them.

11.2.2	There is no restriction, prohibition or impediment, including pursuant to any law or agreement or its incorporation documents to its engagement in this Agreement and to executing its commitments pursuant to it.

11.2.3	The Lender has received or the mandatory decisions of its competent organs for the purposes of engaging in this Agreement, for executing it and for approving all the actions by virtue of it and any decision and/or action of the Lender necessary for the purposes of executing the Agreement has been authorized by it and bind it to all intents and purposes.

11.2.4	The signatories on this Agreement and its accompanying documents in the name of the Lender are authorized to sign this document and the accompanying and/or required documents in its name for the purposes of its execution and for binding the Lender with their signature.

11.3	The Lender has the necessary ability and means for the purposes of fully complying with its commitments pursuant to this Agreement.

11.4	The Lender has received details about the Borrower and Actelis, has inspected or has had the opportunity to inspect all the documents as aforementioned and is engaging in this Agreement after considering all the risks involved herein. The aforementioned contains nothing to derogate from the presentations of the Borrower and Actelis under this Agreement.

11.5	Apart from the Borrower and Actelis’ presentations and affidavits in this Agreement, in its engagement in this Agreement the Lender does not rely on nor shall there be any force to any presentations, guarantees, statements, information and/or affidavits whatsoever of the Borrower and/or the Members of its Executive and/or anyone on behalf of them, whether written or oral, that is not included explicitly in this Agreement.

11.6	The Lender is aware that the Borrower is engaging with it in this Agreement on the basis of its affidavits and commitments detailed in this Section 11.

12.	The Borrower and Actelis’ Obligations and Commitments

As of the date of signing this Agreement and as long as there is any debt whatsoever that is as yet unpaid, the Borrower and Actelis undertake, vis-à-vis the Lender, in the commitments detailed in this Section 12 below. To obviate any doubt, the aforementioned commitments apply vis-à-vis the Borrower and Actelis.]

For the purposes of this section below, both the Borrower and Actelis (so that the obligations and commitments below will relate to both the Borrower and Actelis)

12.1	The Nature of the Borrower’s Operations.

12.1.1	The Borrower will not amend and/or change and/or replace the Borrower’s incorporation documents and must act so that no decision for executing the aforementioned will be adopted without the Lender’s consent. The Lender will not refuse an amendment/change/replacement of the incorporation documents to the extent that they do not prejudice its rights pursuant to this Agreement. The Borrower will not execute any acquisition and/or redemption of its share capital and/or any other action whatsoever that could result in the Borrower’s shares being dormant and/or without voting rights and/or without any other rights whatsoever attached to the Borrower’s shares and/or those of the associated company and will not change and will work for the fact that the rights attached to its share capital will not be changed.

12.1.2	As at the date of signing this Agreement, the Borrower did not extend and will not receive any owners loans whatsoever.

12.1.3	There are no unpaid loan balances in the owners loans that were extended to the Borrower prior to the date of signing this Agreement and the Borrower and/or associated company are not bound for any owners loans whatsoever, apart from as detailed in this Agreement.

12.1.4	As of the date of signing this Agreement, and as long as the credit sum has not been repaid in full, the Borrower will continue its regular operations.

12.1.5	As of the date of signing this Agreement and as long as the credit sum has not been fully repaid, the Borrower and the Borrower’s shareholders shall not be entitled to compete with the Borrower’s operations and/or to execute actions that are similar to the Borrower’s operations, this through any other entity (whether an entity associated with them or not, whether for consideration or not) and all whether in Israel or overseas.

12.1.6	The Borrower must fully and accurately bear the payments and debts vis-à-vis the Lender and/or vis-à-vis any other entity pursuant to the financing documents, on the dates established in the financing documents.

12.2	Right of Access

12.2.1	To the extent necessary, the Borrower must allow the Lender access to its books, records, accounts, documents, computer software, data or any other information whatsoever of the Borrower and must also allow the Lender to receive copies of aforementioned material to the extent that the Lender deems this fit.

12.2.2	To obviate any doubt, providing access as aforementioned or supplying information and documents pursuant to the instructions in financing documents, contain nothing to release the Borrower from any commitment whatsoever of its commitments pursuant to the financing documents or to impose any liability whatsoever on the Lender.

12.3	Change of Structure and Executing Investments

12.3.1	The Borrower will not execute nor undertake to execute and/or adopt any resolution for the purposes of executing a structural change and/or change of control in the Borrower, without the Lender’s prior written consent. The Lender will not refuse the changes aforementioned unless for reasonable reasons.

12.3.2	The Borrower shall not execute and/or undertake to execute and/or adopt any resolution for the purposes of executing an investment in the Borrower, acquisition or any other transaction whatsoever in the Borrower’s shares., Furthermore, the Borrower undertakes that any of the Borrower’s Shareholders will not execute and/or undertake to execute and/or make a decision for the purposes of executing an investment in the Borrower, acquisition or other transaction whatsoever in the Borrower’s shares, without the Lender’s consent. Despite the aforementioned, the Lender will not refuse to a capital raising for the Borrower against an allotment of shares.

12.3.3	As of the date of signing, the Borrower will not establish a subsidiary and/or associated entity to the Borrower and/or hold shares or other means of control in any entity whatsoever. Despite the aforementioned, the Lender will not refuse to the establishment of a subsidiary for the Borrower subject to the fact that the subsidiary’s shares will be encumbered in a first lien in favor of the Lender and a first floating lien in the subsidiary as aforementioned, will be registered to the benefit of the Lender.

12.4	Financial Obligations

12.4.1	the Borrower shall not take and/or undertake to take and/or receive any resolution for the purposes of taking any financial obligation whatsoever from any third party whatsoever, apart from permitted financial obligations.

12.4.2	The Borrower will not grant any third party whatsoever, a loan and/or credit and/or provide guarantees and/or undertake to indemnify any entity whatsoever for the purposes of guaranteeing commitments and the debts of any third-party entity whatsoever and the third party as aforementioned will not accept any financial obligations whatsoever in favor of the Borrower.

12.5	Compliance with the Provisions of the Law

12.5.1	The Borrower must manage its business and comply with all the commitments and conditions applicable to the Borrower and/or any associated company, essentially, pursuant to the relevant provisions of the law for their operations and the necessary permits and pursuant to all the other material agreements, permits, licenses and authorizations required pursuant to law, to the extent that any shall be required from time to time.

12.5.2	The Borrower must ensure that: (a) none of the aforementioned authorizations, permits, licenses or qualifications will expire, be canceled, be conditional or will terminate (without being renewed) or will cease being fully enforceable for any other reason; and (b) the Borrower will not violate the conditions or instructions of any of the aforementioned authorities, permits, licenses or qualifications.

12.5.3	The Borrower undertakes that its commitments pursuant to the Agreement will not contradict its incorporation documents (as shall be amended from time to time) and the binding resolutions of its competent organs (as shall be adopted from time to time).

12.6	Interested Party Transactions

The Borrower will not engaged and/or execute access undertake to execute and/or adopt a resolution for the purposes of executing exceptional transactions with interested parties, apart from as detailed in this Agreement.

12.7	Distribution

The Borrower shall not declare, execute and/or undertake to execute and/or adopt a resolution for the purposes of executing any distribution.

12.8	Negative Encumbrance

The Borrower shall not create or allow the creation of any collateral right whatsoever on its existing or future assets, apart from the encumbrance of assets that are encumbered in favor of the Lender pursuant to the collateral documents) without the Lender’s consent (apart from encumbrances that were permitted in the framework of this Agreement). It must see to the fact that its existing and future assets as aforementioned will remain clear and three at any time (apart from the encumbrance of the encumbered assets in favor of the Borrower pursuant to the collateral documents), all whether in Israel or overseas.

12.9	Collateral

12.9.1	The Borrower must maintain the existence of all the collateral pursuant to the collateral documents and registered the aforementioned collateral legally.

12.9.2	The Borrower must adopt the necessary measures to protect its rights and the rights of the Lender in the encumbered assets against any demand or claim.

12.9.3	The Borrower must prevent (and if this is dependent on it prevent third parties) from adopting any measures whatsoever that could prevent exercising the collateral pursuant to the collateral documents by the Lender and all whether in Israel or overseas.

12.9.4	The Borrower undertakes to inform the Lender immediately of any instance of execution proceedings, attachment, realization, granting any judicial order whatsoever and special demand or claim of any right whatsoever, on or relating to the collaterals or any part thereof (hereinafter: “the proceedings”), immediately of it or anyone on its behalf being informed about the proceedings as well as to inform the entity that adopted the proceedings and the relevant judicial level immediately, about the Borrower’s rights relating to the collateral that is the subject of the proceedings and to adopt, at its expense, any necessary measures for the purposes of stopping the proceedings and all whether in Israel or overseas.

12.10	Taxes

The Borrower undertakes that it will submit legal returns and reports to the tax authorities punctually, all pursuant to the requirements of the law applicable to it and it will pay all the taxes pursuant to the returns and reports as aforementioned, all pursuant to assessment notices or other similar documents that were prepared regarding it, all pursuant to the requirements of the law applicable to it.

12.11	Insurances

12.11.1	Until full settlement of the date, the Borrower undertakes that it will ensure all its essential property at its full value (reinstatement value).

12.11.2	The Borrower undertakes that it will pay the premiums fully and on the dates established for their payment, up to the full and final settlement of the debt repayment sum and it undertakes to furnish the Lender, pursuant to its first demand, with any confirmation, insurance certificate or receipt regarding payment of the premium for the insurants or any document that confirms the and period of each policy.

12.11.3	The Borrower declares that it is aware that, in the event that it does not present the Lender with the policy and/or in the event that it does not pay the premium or any part thereof or does not renew the validity of the insurance, the Lender shall be entitled (but not obligated) to extract at an insurance company that the Lender establishes, and a policy addition or new policy and to pay the premium for it and to charge the Borrower with all the costs that the Lender bore as well as with arrears interest as aforementioned.

12.11.4	In the event of any damage to the Borrower’s assets that are covered in the framework of the insurance policy, the Borrower undertakes that it will inform the insurance company and the Lender of the damage event immediately after its occurrence.

12.11.5	The Borrower undertakes to fulfill all the insurance policy instructions and to prevent any deed or default that could prejudice the Lender’s rights pursuant to the law and/or pursuant to this Agreement and/or the possibility of collating insurance payouts by the Lender.

12.12	Additional Actions

The Borrower must sign and confirm all the certificates, forms, affidavits, requests, authorizations and documents and execute and perform any action, the signature on which were (according to the matter) executing its by them, will be required by the Lender in relation to the Borrower’s commitments pursuant to the financing documents and to execute the actions that must be executed and to complete them pursuant to the financing documents.

12.13	Annulled

12.14	Information and Reports

The Borrower (to obviate any doubt each of the Borrower’s individuals) must furnish the Lender:

12.14.1	Immediately after their authorization and, under no circumstances later than 30 years of March of each year, the drafts of the annual financial statements of the Borrower for the elapsed year.

12.14.2	No later than September 30 of each year, the annual financial statements of the Borrower for the elapsed year, when the aforementioned financial statements are audited by an auditor pursuant to the generally accepted accounting principles as well as a table of the Borrower’s shareholders signed and approved by the Borrower’s VP Finances.

12.14.3	No later than the termination of 30 (thirty) days from the termination of each of the three first quarters of each year, a trial balance of the Borrower signed by the Borrower’s CEO or the Borrower’s VP Finances and a report on meeting the sales and costs forecast.

12.14.4	No later than 30 days from the termination of each quarter – the report attached as Appendix 11.14 when it is full, signed and authorized by the Borrower’s VP Finances (hereinafter: “the quarterly report”).

12.14.5	Furthermore, and at the Borrower’s request, once a month, there will be a meeting of a representative of the Lender with the Borrower’s CEO. The meeting will take place at the Borrower’s business location or via a videoconference, as shall be coordinated between the Parties. Once a year, immediately after the approval of the Board of Directors and or of the competent entities in the Borrower, the Borrower’s budget and anticipated cash flow statement.

12.15	Any additional information that the Borrower has (or that the Borrower can furnish reasonably) and that is requested from time to time by the Lender for the purposes of examining the Borrower’s financial status, including the quarterly report. Additional information

12.15.1	I Any information regarding the existence of a material detrimental effect or any event whatsoever that could give rise to a material detrimental effect on the Borrower, must be sent to the Lender, as early as possible after it first becomes known to the Borrower and/or anyone on its behalf.

12.15.2	A notice that includes reasonable details about any indictments relating to the encumbered assets and the collateral created pursuant to the collateral documents or to any of them, and about execution proceedings, attachments or injunctions or mandatory injunction or other proceedings that were adopted in relation to the encumbered assets and collateral as aforementioned, all whether in Israel or overseas, must be sent to the Lender as early as possible after first becoming known to the Borrower and/or anyone on its behalf.

12.15.3	Notice of any damage, tangible or intangible, caused or that could be caused to the encumbered assets must be sent to the Lender as early as possible after first becoming known to the Borrower and/or anyone on its behalf.

12.15.4	Notice of any breach or expected breach event of this Agreement or any of the other financing documents must be sent to the Lender as early as possible after first becoming known to the Borrower or anyone on its behalf.

12.15.5	All the documents that will be sent by the Borrower and/or anyone on its behalf to the Shareholders of the Borrower (and/or some of them), including, but not limited relating to any meeting of the Shareholders including an invitation to a meeting and the subjects on the agenda), must be sent to the Lender as well on the same date.

12.15.6	All the documents sent by the Borrower and/or anyone on its behalf to the Borrower’s Board of Directors (and/or some of them), including (but not limited) to in relation to any Board meeting (including the invitation to the meeting and the subjects on the agenda), must be sent to the Lender as well on the same date.

12.15.7	Any other reasonable document required by the Lender must be sent to it by the Borrower, as early as possible.

12.16	Agreements/Customers

The Borrower declares the following:

12.16.1	It will furnish an immediate report to the Lender if any written notice is received from the counterparty to an essential agreement with customers and/or from anyone on his behalf, about a breach of any of the essential agreements with the customers and/or of an intention to annul them.

In this regard “essential agreement” means ad essential agreement as defined in Section 10.17 above or any other agreement the annual revenues of the company from it constitute more than 7% of the total revenues of the Company in the year preceding the date of the notice/breach as aforementioned, provided that the Company had not engaged simultaneously in another agreement by virtue of which the company is expected to derive revenues of a similar volume to the revenues of the relevant essential agreement.

13.	Collateral

13.1	the following collateral will be used for securing the full, accurate and complete settlement of the debts (hereinafter: “the collateral”):

13.1.1	A general first floating lien unrestricted as to sum, in favor of the Lender on all the Borrower’s assets, rights and property of any kind and type whatsoever, whether existing or future and in the framework of the aforementioned encumbrance, a fixed first lien and assignment by way of a first lien of the Borrower’s goodwill and its unpaid share capital.

13.1.2	A first lien and assignment by way of a first lien unrestricted as to sum, in favor of the Borrower on all the money and deposits in the designated account, existing and future, as shall be in the account from time to time and on all the rights of any kind and type whatsoever for any relation to the aforementioned account (including funds and depositors held in their framework).

13.1.3	A fixed first lien unrestricted as to sum on all the rights and money owing and/or that shall be owing to the Lender for the essential agreements (as defined in Section 10.17) to the Lender’s satisfaction.

13.1.4	A fixed first lien, unrestricted as to sum, on all the Lender’s intellectual property rights that will be registered in the Registrar of Company’s registered in Israel and the patents register in Israel (to the extent that the aforementioned intellectual property is registered in the patents register).

13.1.5	In the US – A general first floating lien unrestricted as to sum in favor of the Lender on all the assets, rights and property of Actelis of any kind and type whatsoever, whether existing or future and, in the framework of the aforementioned encumbrance, a fixed first lien and assignment by way of a first lien on the goodwill of Actelis and on its unpaid share capital.

13.1.6	In the US – A fixed first lien unrestricted as to sum on all the rights and money owing to you and/or that shall be owing to Actelis for the essential agreements (as defined in Section 10.17).

13.1.7	In the US - A fixed first lien unrestricted as to sum on all the intellectual property rights of Actelis and the Borrower, that will be registered in the statutory registers in the US and in the American patents register (to the extent that the aforementioned intellectual property is registered in the patents register).

13.1.8	In the US – A fixed first lien and assignment by way of a first lien unrestricted as to sum on all the issued and paid up share capital of the Borrower under the ownership of Actelis and on all the rights accompanying the aforementioned shares and any right, benefit or title of the Borrower relating to the aforementioned shares, including on all the assets, money, payments and rights that are owing and/or shall be owing to the shareholders pursuant to any law and/or agreement and the right to repayment of the owners loans, subject to the provisions in this Agreement.

13.1.9	A written undertaking and guarantee and a negative encumbrance letter in favor of the Lender from Actelis in the phrasing to be agreed upon between the Parties, which includes Actelis’ approval of the presentations and commitments on its part as provided in this Agreement and to be signed by the date of extending the credit and that will be to the satisfaction of the Lender.

13.1.10	Furthermore:

13.1.10.1	Any additional or other collateral (hereinafter: “additional collateral”) that will be given to the Lender were registered in favor of the Lender from time to time to guarantee the debt with the consent of the Party; and

13.1.10.2	Any other agreement that creates and/or proves the existence of collateral on any asset and/or right whatsoever on the Borrower’s assets and rights to guarantee the date pursuant to the financing documents and any authorizations, agreements, consents, forms and/or other documents that will be furnished and/or that must be furnished pursuant to the aforementioned documents, including the registration forms required in connection with registering the collateral at the Registrar of Companies and any other required register pursuant to any law, including any of their appendices, attachments and accompanying documents as shall be amended and/or changed and/or completed from time to time.

(The aforementioned collateral documents shall be in the format as agreed upon between the Parties by the date of extending the credit and which shall be to the Lender’s satisfaction and which must be attached to this Agreement. The collateral documents must be signed from time to time in relation to any additional guarantee and those mentioned in Section 12 above will be called jointly below: “the collateral documents”)

13.2	The Borrower must create (and cause its shareholders to create, according to the matter) in favor of the Lender, all the collaterals according to and pursuant to the collateral documents and must submit the required encumbrances for registration as a condition precedent to extending the credit as provided in this Agreement.

13.3	The Borrower must furnish signed confirmation by an American Atty. at Law of the registration and the validity of the encumbrances registered in the United States, all in phrasing to the Lender’s satisfaction.

The Borrower undertakes that all the aforementioned encumbrances will be registered as early as possible subject to the provisions in the Letter of Intent and that it will furnish the Lender with registration certificates for them, as early as possible (subject to the proceedings at the authorities).

13.4	The collaterals are not dependent on each other. In any event in which a breach event occurs, the Lender shall be entitled to exercise all or some of the collaterals immediately (subject to giving a warning to the extent required pursuant to this Agreement),, at one time or one after the other (without any dependence on one another), and to use the payment sums received for settling the debts, without derogating from any other right and/or remedy available to its by virtue of the provisions in the Agreement and the other financing documents (including the collateral documents) and/or the provisions in any law and without the Lender first having to exercise any of the collaterals or an obligation to first place the cared for immediate settlement.

13.5	The collaterals are of a perpetual nature and they shall remain in force until after the Lender confirms in writing that the credit and other debt have been settled fully, finally and accurately.

13.6	Furthermore, and without derogating from the provisions in Section 8 above and the instructions in the collateral documents, the Borrower must pay the Lender immediately on its first demand, all the expenses and reasonable payments that were born in relation to exercising the collaterals, including legal fees and expenses of other consultants, who were employed by them.

13.7	The Borrower will not execute (and will not cause its shareholders and/or associated company to execute) anything, whether by deed or default, that could prejudice the encumbered assets and/or collaterals created pursuant to the collateral documents and/or the Lender’s rights in the encumbered assets and/or in the created collaterals pursuant to the financing documents, including the rights and the Lender’s ability to realize, sell and transfer the encumbered assets pursuant to the collateral documents and to use the consideration received from the aforementioned for the purposes of settling the debts, all whether in Israel or overseas.

13.8	The costs of registering all the collaterals, including fees, for the purposes of executing registration as aforementioned shall apply to and must be paid by the Borrower.

13.9	In addition to the collaterals as aforementioned in this section, the Company’s CEO, Mr. Tuvya Bar Lev, undertakes that, until the earlier between: (a) the full settlement of the debts; or (b) termination of his tenure as CEO of the Company, no shares in Actelis held by him will be sold in a quantity exceeding 37,008,819 shares (i.e., half of the Actelis shares held by him on the date of signing this Agreement) without receiving the Lender’s prior written consent to this. The provisions in this section shall not apply in the event of a sales event or issue event as defined above. Mr. Tuvya Bar Lev’s commitment as aforementioned in this section shall be in the phrasing to be agreed upon between the Parties and that shall be to the Lender’s satisfaction and must be attached as an Appendix to this Agreement.

14.	Financial Criteria

Compliance with the Financial Criteria

14.1	“The financial criteria” to which the Borrower must comply up to the full settlement of the debt shall be as follows

a.	During 2020-2021 – The results of the calculation of “the difference refund” (as defined in Section 4.2.6.4c2) required pursuant to the calculation detailed in Section 4.2.6.4c2 as aforementioned, shall be in the lower between (a) $3 million (if there was not any restriction of the $3 million as specified in that section collaterals, or from $2 million in the event that the initial credit was not taken, according to the matter; and (b) the balance of the debt, if the balance of the debt is lower than $2 million. Despite the provisions in this section, in 2021, as long as the average quarterly EBITDA of the Borrower exceeds $250,000, this shall be deemed to be complying with the financial criteria as provided in this Section “a.”

b.	Beginning in 2022 and onward – The cover/debt ratio (as defined in Section 4.2.6.1) of the Borrower and Actelis (jointly) shall not be less than 2 (this, after repaying money by the Lender to the designated account as detailed in Section 4.2.6).

Despite the aforementioned, if it becomes clear that the Borrower does not comply with the financial criteria, but the current assets of the Borrower as defined in Section 4.2.6.1, are higher than the balance of the unpaid credit principal, or if it is higher than 90% of the unpaid credit principal balance, with the approval of the Lender, this shall not be deemed to be failure to comply with the financial criteria.

14.2	Until full settlement of the debt, the Borrower undertakes to comply with the financial criteria detailed in Section 14.1. The financial criteria will be examined every quarter.

14.3	The Borrower declares that it will adopt all the necessary measures to comply with the financial criteria as aforementioned and will be prevented (to the extent dependent on it to prevent third parties) from adopting various actions that could result in failure to comply with the financial criteria.

14.4	The Borrower undertakes to immediately inform the Lender of any material change in the accounting reporting policy applicable to the Borrower, as early as possible after first becoming known to the Borrower or anyone on its behalf. In the event as aforementioned and, if the policy change reported as aforementioned has an effect on the financial criteria, the Parties must adapt the financial criteria to the reporting policy change. Despite the aforementioned, it must be clarified that changing the accounting reporting policy that correlates with the generally accepted accounting principles (US GAAP) shall not result in the adaptation of the financial criteria.

14.5	The Borrower undertakes to immediately inform the Lender of any event of its failure to meet the financial criteria as aforementioned (or some of them), immediately on becoming known of this.

15.	Breach Event

Each of the events and each of the circumstances detailed in this Section 14 constitutes a breach event (regarding compliance with the provisions in Section 4.2.6 – pursuant to the content therein). To obviate any doubt, the events and circumstances detailed below relate to both the Borrower and to Actelis and a breach event that applies to any of the aforementioned individuals, applies to the Borrower and Actelis (jointly and severally).

For the purposes of this section below, both the Borrower and Actelis shall be called – “the Borrower” (thus, the breach events detailed below will relate to both the Borrower and Actelis).

15.1	Nonpayment

Any sum whatsoever that must be paid pursuant to the financing documents by the Borrower, including failure to pay the principal sum, interest, arrears interest, linkage differentials, auditing and inspection payments, fees and expenses, additional payments to the Lender, not paid in full on the date established for its payment or if no dates was established as aforementioned within 7 days from the date of being required to p be paid by the Borrower. It must be clarified that the rails in making the payment in a period that is not exceed 3 business days, shall not constitute a breach.

15.2	A breach of Commitments

A breach of any instruction whatsoever included in any document of the financing documents by the Borrower that was not corrected within 10 (ten) business days (or within a shorter period, should this be established regarding it in the financing documents), to the extent possible to correct it within the aforementioned period.

15.3	A Breach of Affidavits and Presentations

A presentation or affidavit that was given by the Borrower or the Borrower is perceived as having rescinded them, in any of the financing documents (including the Borrower’s affidavits and presentations pursuant to Section 9 of this Agreement), or in the confirmation, the certificate or document that was furnished by the Borrower and/or anyone on its behalf in relation to any of the financing documents or pursuant to a document from the financing documents, are not correct or full, on the date on which they were given or on the date on which the Borrower is perceived as someone who has rescinded them and this was not corrected within 7 business days from the date of the occurrence of the breach event as aforementioned.

15.4	Lack of Validity

Any of the financing documents failed to be enforceable from any aspect whatsoever or failed to constitute a legal, valid, binding enforceable commitment, or any of the collateral documents that does not provide valid security in the encumbered assets and subject to the conditions, or the enforcement of the commitment as aforementioned or collateral as aforementioned will be illegal or it will impossible to execute in a manner that it would have a sort of full realization of the rights of the Lender pursuant to any of the financing documents, all unless caused in view of a deed or default of the Lender.

15.5	Insolvency

The Borrower was insolvent and/or is unable to pay its debts and/or meet its commitments on time or there is a real probability that, pursuant to a judicial decision, it will not be able to pay its debts and/or meet its commitments on the date and/or it stopped its payments and/or commenced conducting negotiations with its creditors or any of them, in a trend to reach an arrangement for staggering its debts with them or any other similar debt arrangement, all whether in Israel or overseas.

15.6	Dissolution

The Borrower commenced adopting any measures whatsoever (including by convening a meeting of shareholders and/or creditors), and/or any measures or proceedings whatsoever were adopted by it or against it (and/or against its assets), or it agrees to any measures or proceedings whatsoever of the solution and/or appointing an official functionary or other similar legal proceedings were adopted against it and/or against its assets or another similar order given against it and/or against its assets, including in relation to exercising the collateral and all whether the proceedings and/or aforementioned order are interim or temporary and whether they are permanent, whether in Israel or overseas, provided, in relation to the measures are proceedings, that these were not canceled within 45 (forty five) business days, but, if the measures are proceedings were adopted by the Borrower and/or its shareholders and the Borrower and/or its shareholders (according to the matter) consented to the aforementioned measures or proceedings, then adopting the aforementioned measures are proceedings, on their occurrence constitute a breach event.

15.7	Erasure or a Breaching Company

15.7.1 If the name of the Borrower is erased from the Register of Companies Register.

15.8	Attachments

15.8.1	If an attachment has been imposed on the encumbered assets in a fixed lien on all or some of them or and execution action has been executed against all or some of the encumbered assets or legal actions or similar legal proceedings have been adopted against all the encumbered assets, all whether in Israel or overseas, and the aforementioned attachment, execution action or proceedings were not canceled within 30 business days from executing them (if reference is to an attachment or execution action) or from the beginning (if reference is to proceedings that have not yet been consolidated into orders or actions as aforementioned).

15.8.2	If an attachment has been imposed on the Borrower’s assets or any execution actions whatsoever or other similar proceedings have been adopted against the Borrower or against some or all of its assets all whether in Israel or overseas, in a sum or accumulated sums that exceed 10% of the Borrower’s total assets and/or the Borrower’s total annual sales turnover according to its last annual financial statements, whichever is the lower), and the attachment, execution action or aforementioned proceedings were not canceled within 60 (sixty) days from the imposition (if reference is to an attachment or execution action) or from their commencement (if reference is to proceedings that have not yet consolidated into orders or action as aforementioned).

15.9	Litigation

15.9.1	Pending litigation relating to the encumbered assets or any part thereof in view of a deed and/or default of the Borrower and/or anyone on its behalf and all whether in Israel or overseas.

15.9.2	Pending litigation that relate to or regarding the Borrower and/or its assets (that are not encumbered assets) and/or their officers (provided that regarding the officers – reference is to litigation or investigations the course of which is in their tenure and/or actions in the Borrower and/or in the associated company and/or in relation to the Borrower and/or the associated company) and/or the Borrower and/or associated company and/or their officers. (subject to the aforementioned) are involved in them in any manner whatsoever and which are in a sum or accumulated sums that exceed 10% of the value of the Borrower’s assets and/or of the Borrower’s total annual sales turnover, according to its last annual financial statements (according to the lower) and the aforementioned litigation was not canceled within 60 (sixty) days from the date of adopting them, all whether in Israel or overseas.

15.10	Failure to comply with a Judgment

The Borrower does not comply with any judgment whatsoever that applies to it and/or to its assets and/or to its operations and, in the opinion of the Lender, the failure to comply prejudices the Borrower’s ability to meet its commitments pursuant to the financing documents to which it is a Party or could prejudice the Lender’s rights pursuant to the financing documents and/or the encumbered assets and the aforementioned was not corrected within 7 business days from the date of the occurrence of the aforementioned breaching event.

15.11	Cross Breaches

Any financial creditor of the Borrower (insured and not insured), including banks, bondholders and/or other financial institutions, all whether in Israel or overseas, placed debts and commitments of the Borrower for immediate settlement and/or appointed an official functionary against and/or regarding the Borrower and/or its assets and/or exercise any collateral whatsoever imparted on it.

15.12	Cessation of Managing the Business

The Borrower has ceased or threatened to cease managing its businesses or a material part of them.

15.13	Material Detrimental Effect

An event or series of events occurred in the Borrower that is or are likely to have a detrimental effect.

15.14	A Structure Change

If there was a change in the structure (as defined in Section 2 of this Agreement) in the Borrower without receiving the Lender’s prior written consent. The Lender will not refuse to give consent as aforementioned as long as its rights pursuant to the financing documents and/or pursuant to any law are not prejudiced.

15.15	Violation of the Required Permits

If any of the permits, authorities, licenses and/or other qualifications required pursuant to any law and agreement in relation to the Borrower’s operations and its business management and its regular operations have expired, been canceled, conditioned or ended operated without renewal) or have ceased to be enforceable for any other reason, and/or the Borrower violated the conditions or instructions of any of the aforementioned permits, authorizations, licenses and/or qualifications and this was not corrected within 20 business days from the date of the occurrence of the aforementioned breaching event.

15.16	Changing the Authorized Signatories in the Designated Account or Giving Instructions in the Designated Account

15.16.1	The authorized signatory rights in the designated account were changed without the Lender’s prior written consent for this.

15.16.2	An instruction has been given to the bank by the Borrower relating to a transaction in the designated account, without the Lender’s prior written approval for this.

15.17	Accountants

The Borrower did not cooperate with its accountant and did not furnish him with a copy of any document or datum whatsoever that are at its disposal within 7 (seven) business days from the date of receiving his written demand to furnish a copy of any document or datum as aforementioned.

15.18	Failure to Comply with the Provisions in Section 4.2.6

15.18.1	The Borrower did not comply, precisely, with the provisions in Section 4.2.6

15.19	Failure to meet the Financial Criteria

15.19.1	The Borrower did not, accurately, meet the financial criteria (subject to the provisions in Section 14).

16.	Breach – General Instructions

16.1	Failure to Provide Correction Periods

Despite any contrary instruction, in any event in which the Lender, at its sole discretion, believes that giving a warning or a healing period to the Borrower or waiting and delaying exercising the Lender’s rights are likely to materially prejudice any right whatsoever of the Lender’s rights pursuant to the financing documents or the value of the collateral or their ability to settle the debt, the Lender shall be entitled to shorten giving the warning or the healing period.

16.2	Adopting Actions

16.2.1	Without derogating from the aforementioned generality, the Lender’s remedies and reliefs pursuant to the financing documents or pursuant to any law and agreement, on the occurrence of a breach event and subject to the correction periods should any exist and to the provisions in Section 15.1 and, at any time thereafter and as long as the breach event continues, on giving the Borrower warning of 2 business days, the Lender is entitled:

16.2.1.1	To place all or some of the debt, whether its payment date is due or not, for immediate settlement and/or

16.2.1.2	To enforce any right, remedy or power imparted on the Lender pursuant to the financing documents, any other agreement and any law and to adopt all the measures that the Lender deems fit for the purposes of collecting any sum owing to it on account of the debts, at the sole expense of the Borrower and this includes:

(a)	Realizing all or some of its rights pursuant to the collateral documents and to sell and/or transfer all or some of the encumbered assets in any manner permitted pursuant to any law and to execute any other action in relation to all or some of the collateral at its sole discretion and pursuant to the provisions established by the Lender;

(b)	To use the sums received as a result of any action adopted by the Lender pursuant to the details in this Agreement, which includes, for the purpose of full or partial settlement (according to the matter) of the debt.

(c)	To cease executing actions in the designated account,

16.2.2	To obviate any doubt, it must be clarified that, the Lender shall be entitled to act to exercise all or some of the collateral in the order and in the manner and way at its sole discretion and it does not have to act to exercise the collateral in any order of preference whatsoever. The instructions in the other financing documents shall also apply to exercising the collateral.

16.2.3	Without derogating from the aforementioned, the Lender shall be entitled to exercise all or some of the collateral through a Court and/or through the Executions Court and/or itself, whether permitted by appointing an official functionary (and all in Israel and overseas), who, shall be entitled, inter alia:

16.2.3.1	To receive all or some of the collateral for his disposal,

16.2.3.2	To sell, transfer all or some of the collateral pursuant to the conditions established by the Lender.

16.2.3.3	To undertake any other action in relation to all or some of the collateral, at his discretion and pursuant to the conditions established by the Lender.

16.2.4	In the event, in which when exercising all or some of the collateral, the date for the payment of any sum whatsoever on account of sums of the debt is not yet due, or are owing to the Lender only conditionally, they shall remain with the official functionary until the full payment of the debt sums and these sums shall be encumbered in favor of the Lender for guaranteeing payment of the debt sums.

16.2.5	It is hereby clarified, to obviate any doubt, that exercising the collateral pursuant to all or some of financing documents, to the extent that they are exercised, contains nothing to exempt the Borrower from its obligation to settle any balance of the debt punctually.

16.2.6	It must be clarified that the Borrower will not bear any liability whatsoever for any damage, charge or expense caused to the Borrower or to its assets to the collateral or to its value as a result of activating the Lender’s rights pursuant to the financing documents, including the collateral documents or being prevented from using its rights and, provided that the Lender operated pursuant to the provisions in this Agreement.

16.3	Indemnification

Without derogating from any other commitment pursuant to this Agreement and the other financing documents, as a separate commitment, the Borrower must indemnify the Lender, within thirty (30) days from the date of its demand for and in relation to all the damages, costs, expenses, losses, payments, taxes and commissions and the other payments that were caused to the Lender and/or anyone on its behalf (hereinafter jointly: “the damage sums”) as a direct result of the following actions:

16.3.1	The occurrence of a breach and/or expected breach event and/or realizing the Lender’s rights following a breach of the Borrower’s commitments pursuant to the provisions in this Agreement, including via adopting measures pursuant to the provisions in Section 15.2 above (which includes commissions and reasonable expenses of Attorneys, accountants, appraisers, valuators and other consultants, an official functionary) and all other out-of-pocket expenses, that the Lender (or anyone on its behalf) bore or shall bear.

16.3.2	A claim of any authority or third party whatsoever, in which the Lender and/or anyone on its behalf bore the liability solely as a result of being a Party to this Agreement and which it would not have had to bear had it not been a Party to this Agreement, provided that the Lender informed the Borrower of any such proceedings and did not object to the fact that the Borrower would be included as a party to the aforementioned proceedings.

17.	The Right to a Setoff and Lien

17.1	The Borrower hereby finally and absolutely waives any right to a lien, set off or foreclosure imparted on it pursuant to any law vis-à-vis the Lender.

17.2	The Lender is hereby imparted with the right of lien and set off on any of the sums, assets and rights, including securities, promissory notes, insurance policies, deeds, deposits, collateral and their consideration, that shall be in the possession of the Lender and/or under its control at any time whatsoever to the right of the Borrower and/or for it. The Lender is entitled to detain the aforementioned assets until full payment of the debt or to sell them and transfers them and to use their consideration entirely or partially for settling the debts.

17.3	In the event that the sums that were set off are deposited in foreign currency, the Borrower hereby gives the Lender an advance instruction to sell the balance of the right in foreign currency according to the acceptable rate and to set off the consideration of the sale from the debt after deducting the mandatory expenses and commissions.

18.	Entering Payments

18.1	All the revenues, considerations and payments received on account of the debt and all the revenues, money and considerations received as a result of the sale and/or transfer and/or realization of the encumbered assets pursuant to the collateral documents and in the framework of realizing any right, remedy and other relief vis-à-vis the Borrower and/or its assets pursuant to any document of the financing documents, will be used according to the following order (or according to any other order at the Lender’s choice):

18.1.1	Firstly. for covering all the expenses and costs caused and that shall be caused in relation to collecting the debt, which includes the official functionary (or any other functionary) and

18.1.2	Secondly, at the rate established by the Lender or that shall be authorized by a Court or Execution Court; secondly, to cover all the expenses, costs, losses, damages, taxes, commissions and payments caused and that shall be caused to the Lender pursuant to the financing documents and for paying all the commissions owing to the Lender pursuant to the financing documents.

18.1.3	Thirdly, to settle arrears interest.

18.1.4	Fourthly, to settle any other sum (apart from the principal sum) due pursuant to the financing documents (including interest, auditing and inspection payment etc.); and

18.1.5	Fifthly to settle the principal payments that are due pursuant to the financing documents.

18.2	The Lender shall be entitled to change the order of entering the payments as detailed in this section from time to time, at its sole discretion.

19.	Records and Authorizations

19.1	The Lender’s books shall be true to the Borrower and will serve as an ostensible proof vis-à-vis it for all their items. Photocopies or copies from the Lender’s records will serve as ostensible evidence of the correctness of all the items specified in them

19.2	An authorization that is given by the Lender, regarding any rate or sum whatsoever pursuant to the financing documents, including all regarding the calculation of the credit components, interest, arrears interest, linkage differentials, commissions, the debts, and any other matter relating to the financing documents will serve as ostensible evidence of its correctness, subject to the settlement schedule.

19.3	The Borrower undertakes to inform the Lender in writing of any objection or reservation that it should have should there be any relating to any account, summary of an account, authorization or notice whatsoever that shall be received from the Lender within 60 (sixty) days from the date of sending the authorization or notice as aforementioned.

20.	Transfers and Assignments

20.1	Transferees

Subject to the provisions in this section, this Agreement and the other financing documents will obligate and credit the Parties to them and their permitted transferees from time to time.

20.2	Prohibition of Assignment by a Party to this Agreement

No Party to this Agreement is entitled to transfer, endorse or assign all or some of its rights and/or obligations pursuant to this Agreement and the other financing documents to any third party whatsoever.

21.	Confidentiality

21.1	Use of the Information

The Borrower confirms that it has been informed by the Lender pursuant to the Protection of Privacy Law, 5741 – 1981 that all the items that shall be furnished to the Lender will serve the Lender as is acceptable in its regular work at its sole discretion, and that any items furnished to the Lender will be stored pursuant to the Lender a pattern needs in the Lender’s databanks and/or of anyone who provides the Lender from time to time with computer and data processing services.

21.2	Disclosure of Information by the Lender

21.2.1	The Lender shall, at any time, be entitled to disclose details about the Borrower and/or its business and/or its operations and/or regarding the credit and/or the encumbered assets and/or this Agreement and/or the collateral documents and/or the other financing documents and any other item and information relating to this Agreement to anyone who is fit to be a transferee, with whom the Lender is conducting or is likely to conduct negotiations for the purposes of assigning the rights and obligations pursuant to this Agreement (hereinafter: “A potential contact”). Disclosure of the information to the potential contact will be made pursuant to the information recipient signing (as long as he is not obligated with the obligation of confidentiality by virtue of the law) on a nondisclosure and commitment letter, in the conventional format. Furthermore, the Lender shall be entitled to disclose details and information to its shareholders, partners, employees, credit committees, investment committees and the Lender’s Directors as well as to the Attorneys, Accountants and other consultants on its behalf and/or on behalf of any of the potential contact.

21.2.2	The Lender is entitled to disclose items and information about the Borrower and/or relating to the credit and/or to the encumbered assets and/or to this Agreement and/or to the collateral documents and/or the other financing documents and/or the loans and/or guarantees and any other required item and information to any authority to which the Lender is subordinate and to any other entity to the extent that this is required pursuant to any law (including in the framework of litigation and investigations of any kind and type whatsoever).

21.3	Disclosure of Information by the Borrower

The Borrower undertakes that it and/or anyone on its behalf will not disclose nor furnish all or some of the financing documents to any third party whatsoever, apart from: (a) the Borrower’s shareholders, officers in the Borrower, its Attorneys, Accountants and other consultants, who advise and/or represent the Borrower in relation to the financing documents and subject to the fact that prior to transferring the information, the information recipient must sign (if he is not obligated to confidentiality by virtue of the law) a non-disclosure and commitment letter in the acceptable format; (b) to other Lender’s, banks, investment/loan funds, private lenders etc.; (c) Furnishing information as aforementioned, which is obligated in its framework pursuant to and subject to the provisions of any law and/or any competent authority and provided that: the Borrower furnished written notice to the Lender regarding its obligation to deliver the information as aforementioned, to the extent that there is no impediment pursuant to the law to furnish notice as aforementioned and to adopt all the reasonable means for the purposes of preventing disclosure as aforementioned, and the disclosure will be made to the minimal necessary degree only and the Borrower will act reasonably in order to allow the Lender reasonable time to the extent that this is possible, to defend against the demand and (c) the information as aforementioned is mass published by the Lender or information that at the time of its delivery was already in the bounds of public knowledge and provided that the information did not become public knowledge in view of a breach of the commitment to confidentiality, whether directly or indirectly.

22.	Taxes/Value Added Tax

22.1	The Borrower must bear all the taxes applicable to it in relation to this Loan Agreement

22.2.	Without derogating from the aforementioned in Section 21.1, the Borrower must pay the Lender all the value added tax payments (VAT), to the extent required pursuant to any law, for any payment paid to the Lender by the Borrower pursuant to the financing documents, including for payment of expenses, costs, legal fees, interest, additional payments to the Lender etc. Payment of VAT as aforementioned must be made to the Lender on the same date on which the payment is made (or on which the VAT applies) against a tax invoice/receipt from the Lender.

23.	Sundries

23.1	The rights, remedies, reliefs and powers at the disposal of the Lender pursuant to the financing documents are given for realization at one time or in parts, are a curative and do not derogate from the rights available to the Lender pursuant to any law.

23.2	Any addition, change or amendment to this Agreement and the other financing documents, shall not be enforceable unless made in writing and signed legally by all the Parties to this Agreement and the other relevant financing documents.

23.3	Any notice, request, demand, authorization or agreement pursuant to or in relation to this Agreement shall not be enforceable unless made and signed by the Parties to them in writing.

23.4	This Agreement (together with the other financing documents) manifests the full and exhaustive Agreement between the Parties regarding the subject and matters discussed here in only and it replaces and denials any representation, agreement, negotiations, custom, draft, proposal, discussion and conclusion, Letter of Intent and/or commitment that prevailed and was signed or replaced (whether in writing or oral) on the aforementioned subject or matters between the Parties prior to signing this Agreement.

23.5	The Consent of the Lender to divert from any condition whatsoever of this Agreement in in a particular event or in a series of events, shall not constitute a precedent and will not indicate an equal derivative for any other event in the future.

23.6	The Lender avoiding using any right, remedy or relief whatsoever given to it pursuant to this Agreement and/or pursuant to the other financing documents and/or pursuant to the law, or delay or sojourn of using as aforementioned shall not be deemed as a waiver of the aforementioned right, remedy and relief and the single or partial use of the right, remedy and relief by the Lender as aforementioned contains nothing to prevent additional or other use of the aforementioned right, remedy or relief as aforementioned or use of other rights, remedies and relief whatsoever imparted pursuant to this Agreement and/or pursuant to the other financing documents and pursuant to any law.

23.7	The rights, remedies and reliefs pursuant to the financing documents are in addition and without derogating from any other right, remedy or relief pursuant to any law.

23.8	Any extension or alleviation given or waiver or compromise made in any event whatsoever, by the Lender must not be interpreted as a precedent or waiver regarding any other event and will not derogate from the Parties’ rights pursuant to this Agreement and/or the other financing documents and/or pursuant to any law.

23.9	If the Lender did not use any of the rights at its disposal pursuant to the Agreement in a particular event or series of events, this should not be perceived as a waiver of that right in any other event and this does not indicate any waiver whatsoever of the rights and obligations pursuant to this Agreement.

23.10	The rights, remedies, reliefs and powers at the Lender’s disposal pursuant to this Agreement and the other financing documents can be realized at one time or in parts, are accumulative and do not derogate from the rights at the Lender’s disposal pursuant to any law.

23.11	The law Applicable to this Agreement and the other financing documents and their Appendices is the Israeli law only and the exclusive judicial competence in any matter relating and subject to and deriving from this Agreement and the other transaction documents shall be imparted on the competent Court in Israel in Tel Aviv-Jaffa exclusively.

23.12	Notices relating to this Agreement must be sent by registered mail or electronic mail (pursuant to the following addresses) or transmitted manually according to the Parties’ addresses specified in the preamble to this Agreement (or to any other address for which there is suitable written notice five business days in advance), and any notice as aforementioned will be deemed to have reached its destination on the earlier between the following dates: With its actual delivery (or offer to the addressee in the event of refusal to accept it), or one day following the date of sending by electronic mail (after confirmation of its receipt), or five (5) business days from the date on which it was sent for delivery by registered mail, apart from notice regarding a change of address, which will be deemed to have been delivered only with its actual delivery to the addressee.

23.13	The contact persons of the Parties for the purposes of this Agreement are as follows and/or any other contact person that because of which were furnished to the second Party in advance and in writing.

At the Borrower: C/o _________________ Electronic Mail: __________________________

At the Lender: C/o Maoz Franco Electronic Mail maozf@migdalor.group and office@migdalor.group

[signatures on the next page]

In witness whereof, the Parties have hereunto set their signatures

The Lender The Borrower

The Borrower’s Attorney at Law’s Verification

I, the undersigned [____________], Atty. at Law, License Number [___________] of [______________], hereby verify that Messrs. [___________], bearer of ID Numbered ______________ / with whom I am personally acquainted and [____________], bearer of ID Numbered [________________] /with whom I am personally acquainted and, who have signed this Agreement in the name of [_______________] (Pty.) Ltd. (Co no [__________] ) (hereinafter: “the Company”), have been authorized by the Company in a Board of Directors’ Resolution that was adopted legally and pursuant to the Company’s foundation documents, to sign this Agreement in the name of the Company and that their signature with the addition of the Company’s stamp or its name in print is binding on the Company to all intents and purposes.

Atty. at Law’s Name: _________________ Atty. at Law’s Signature: __________________